SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange act of 1934
                            (Amendment No. ________)



Filed by the Registrant  [X]

Filed by a Party other than the Registrant   [_}

Check the appropriate box:

[X}         Preliminary Proxy Statement

[_}         Definitive Proxy Statement

[_}         Definitive Additional Materials

[_}         Soliciting Material Pursuant toss. 240.14a-11(c) orss. 240.14a-12


                                  BARNETT INC.
                (Name of Registrant as Specified in its Charter)


                               ------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (check the appropriate box):

[_}         No fee required.

[X} Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

            (1) Title of each class of securities to which transaction applies: Common Stock, $0.01 par value

            (2)   Aggregate number of securities to which transaction applies:
                  16,362,928

            (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $13.15 per share

            (4)   Proposed maximum aggregate value of transaction:
                  $215,172,503.20

            (5)   Total fee paid:  $43,034.50

[_}         Fee paid previously with preliminary materials.

[_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

            (6)   Amount Previously Paid:

            (7)   Form, Schedule or Registration Statement No.:

            (8)   Filing Party:

            (9)   Date Filed:

                                Preliminary Copy

[Logo of Barnett Inc.]

                              ______________, 2000
Dear Stockholder:

         We are pleased to inform you of a special meeting of the stockholders of Barnett Inc. to be held on ______________, 2000 at 12:00 p.m., Eastern time. The meeting will be conducted at Barnett's International Call Center, 801 West Bay Street, Jacksonville, Florida 32202.

         Our board of directors, taking into consideration the best interests of stockholders, has unanimously approved an Agreement and Plan of Merger with Wilmar Industries, Inc. The merger will result in Wilmar paying Barnett stockholders $13.15 in cash for each share of Barnett common stock you own.

         The merger agreement and the reasons for the merger, as well as other important information for you to consider in deciding how to vote, are described in the attached proxy statement.

         An independent special committee formed by Barnett's board of directors negotiated the $13.15 per share price and other terms of the transaction with Wilmar. The special committee, comprised of two independent members of the Barnett board, unanimously approved the merger and recommended that the entire board of directors approve it and submit it to Barnett stockholders for approval.

         The board of directors of Barnett, acting on the recommendation of its special committee, unanimously approved the merger for the reasons set forth in the accompanying proxy statement. The special committee and the board of directors believe that the merger is fair to and in the best interests of Barnett's stockholders. The board of directors recommends that you vote "for" the merger.

         The merger is subject to conditions to closing in addition to stockholder approval, including completion of the debt financing for the transaction by Wilmar.

         Holders of Barnett common stock of record at the close of business on _______________, 2000 are entitled to notice of and to vote at the special meeting and any adjournment or postponement.

         It is not necessary for you to attend this special meeting; however, it is important that Barnett receive your vote on the proposed merger. If you fail to vote, it will have the same effect as a vote against the merger. To assure that your shares are voted on this important matter, please complete, sign, date and return the enclosed proxy promptly in the enclosed pre-addressed, postage-paid envelope whether or not you plan to attend the special meeting. If you were a stockholder of record on __________, 2000 and do attend, you may revoke your proxy and vote your shares in person at the meeting.

         I enthusiastically support the merger and join with the other members of the board of directors in recommending that you vote for the merger.

                                       Sincerely,


                                       William R. Pray
                                       Chief Executive Officer

                                 BARNETT INC.
                                3333 Lenox Avenue
                           Jacksonville, Florida 32254

                                 ---------------

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON ____________, 2000

                                 ---------------


         Notice is hereby given that a special meeting of stockholders of Barnett Inc. will be held at Barnett's International Call Center, 801 West Bay Street, Jacksonville, Florida 32202, on ________, ___________. 2000 at 12:00
p.m., Eastern time, for the following purposes:

         1. To approve the Agreement and Plan of Merger among Wilmar Industries, Inc., BW Acquisition, Inc. and Barnett dated as of July 10, 2000, which provides for BW Acquisition to merge into Barnett, and for each outstanding share of common stock of Barnett (other than shares properly dissenting from the merger), to be converted into the right to receive $13.15 in cash, without interest.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement.

         Only stockholders of record at the close of business on _________, 2000 will be entitled to notice of and to vote at the special meeting and at any adjournment or postponement. Barnett stockholders can vote their shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed pre-addressed, postage-paid envelope.

         Barnett stockholders have the right to dissent from the merger and obtain payment in cash of the fair value of their shares of common stock under applicable provisions of Delaware law. In order to exercise dissenters' rights, stockholders must give written demand for appraisal of their shares before the vote on the merger and must not vote for the merger. A copy of the Delaware statutory requirements is included as Appendix 3 to the accompanying proxy statement and a summary of the provisions can be found under "You Have Appraisal Rights In the Merger."

         If there are not sufficient votes to approve the proposed merger at the time of the special meeting, the special meeting may be adjourned in order to permit further solicitation of proxies by Barnett's board of directors.

                                       By Order of the Board of Directors

                                       Alfred C. Poindexter, Corporate Secretary

Jacksonville, Florida
____________, 2000

                               TABLE OF CONTENTS
                                                                            Page

SUMMARY TERM SHEET............................................................1

         Proposed Cash Merger.................................................1
         Unanimous Special Committee and Board Recommendations................2
         Fairness Opinion.....................................................3
         Interests of Directors and Officers in the Merger
          That Differ From Your Interests.....................................3
         The Special Meeting of Stockholders..................................4
         Appraisal Rights.....................................................5
         Federal Income Tax Consequences......................................5
         Anticipated Date of the Merger.......................................5
         Conditions To Completing the Merger..................................5
         The Merger...........................................................6
         Contact Information..................................................7

THE SPECIAL MEETING OF BARNETT STOCKHOLDERS ..................................8

         Place, Date, Time and Purpose........................................8
         Who Can Vote?........................................................8
         Attending the Meeting................................................8
         Vote Required........................................................8
         Waxman Voting Agreements.............................................9
         Voting by Proxy......................................................9
         Barnett ............................................................11
         Wilmar .............................................................11
         BW Acquisition......................................................11

BACKGROUND AND REASONS FOR THE MERGER .......................................12

         Background..........................................................12
         Unanimous Recommendation of Special Committee and
          Board of Directors.................................................15

OPINION OF BARNETT'S FINANCIAL ADVISOR ......................................17

         Historical Financial Position.......................................18
         Historical and Comparative Stock Price Performance..................18
         Analysis of Selected Publicly Traded Companies......................20
         Discounted Cash Flow Analysis.......................................21
         Analysis of Selected Precedent Transactions.........................22
         Premiums Paid Analysis..............................................23

THE MERGER PRICE AND RELATED MATTERS ........................................25

         The Merger Price....................................................25
         Treatment of Stock Options..........................................25
         No Transfers of Shares After the Merger.............................25
         Exchange and Payment Procedures.....................................25
         Financing; Source of Funds..........................................26

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION  ............................28

         Waxman..............................................................28
         Management..........................................................29

DESCRIPTION OF THE MERGER AGREEMENT 31

         The Merger and Merger Price.........................................31
         Time of Closing.....................................................32
         Representations and Warranties......................................32
         Barnett's Covenants.................................................32
         Wilmar's Covenants..................................................33
         Additional Agreements...............................................33
         Conditions..........................................................33
         Termination of the Merger Agreement.................................34
         Termination Fees and Expenses.......................................35
         Expenses ...........................................................35
         Amendments; Waivers.................................................35
         Shareholder Litigation..............................................35

FEDERAL INCOME TAX TREATMENT ................................................37

YOU HAVE APPRAISAL RIGHTS IN THE MERGER .....................................38

         How to Exercise Appraisal Rights....................................38
         Procedure for Appraisal Proceeding..................................39

FORWARD-LOOKING STATEMENTS ..................................................46

STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING ...........................46

EXPENSES OF SOLICITATION ....................................................46



APPENDICES:

Appendix 1                 Merger Agreement
Appendix 2                 Fairness Opinion
Appendix 3                 Dissenters' Rights Statute

                                  BARNETT INC.
                                3333 Lenox Avenue
                           Jacksonville, Florida 32254


                               -------------------

                                 PROXY STATEMENT

                               -------------------

                         SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON ___________, 2000

                              --------------------


                               SUMMARY TERM SHEET

     This summary does not contain all the information that is important to you. To fully understand the merger proposal, you should carefully read the entire proxy statement, which is first being mailed to stockholders on or about _________, 2000. The merger agreement is attached as Appendix 1 to this proxy statement. We encourage you to read the merger agreement, as it is a legal document that governs the merger.

Proposed Cash Merger (see page 25)

     o Stockholder Vote. You are being asked to vote to approve a merger in which Barnett Inc. will be acquired by Wilmar Industries, Inc.

     o Cash Price For Your Stock. As a result of the merger, you will receive $13.15 in cash, without interest, for each of your shares of Barnett common stock.

     o The Acquiror. Wilmar is a privately-held specialty plumbing and maintenance distributor based in Moorestown, New Jersey, which had net sales of $225.9 million in 1999.

     o Financing of the Merger. Wilmar has received commitments from Fleet National Bank and Fleet Corporate Finance, Inc. to provide loans to fund the acquisition of Barnett and to refinance existing indebtedness of Barnett and Wilmar. In addition, Wilmar has received commitments from existing stockholders of Wilmar for equity contributions, which also will be used to fund the transaction. Completion of the merger is contingent upon securing the debt financing.

     o Barnett Stock Price. Shares of Barnett are traded on the Nasdaq National Market under the symbol "BNTT." On July 7, 2000, which was the last trading day before the announcement of the merger, Barnett common stock closed at $10.50 per share. The average closing price of Barnett common stock on the 20 trading days immediately before the announcement of the merger was $10.25 per share.

     o Fairness Opinion. Deutsche Bank Securities, Inc. has delivered to the special committee and the board of directors its opinion that the $13.15 merger price is fair to the holders of Barnett common stock from a financial point of view.

     o Procedure For Receiving Merger Consideration. Barnett has appointed American Stock Transfer and Trust Company as exchange agent, to coordinate the payment of the cash merger price following the merger. The exchange agent will send you written instructions for surrendering your certificates and obtaining the cash merger price after we have completed the merger. Do not send in your stock certificates at this time.

Unanimous Special Committee and Board Recommendations (see page 15)

     The special committee of independent Barnett directors and the Barnett board of directors placed the most weight on the following factors in connection with their approval of the merger:

      o The uncertainties created by the high degree of leverage and negative cash flow of Waxman Industries, Inc., which holds 44.2% of Barnett's total outstanding shares, and the possibility that if Waxman was forced to sell its Barnett shares in a distressed situation, whether as the result of a bankruptcy filing, in open market transactions, a distribution to Waxman's bondholders or a private transaction, the sale:

          o would not produce a premium for the other Barnett stockholders, and

          o might have negative consequences to both Barnett and the other stockholders, including a depressed stock price and uncertainty about the identity and goals of the new owners;

     o A sale process lasting approximately four months during which Deutsche Bank consulted approximately 30 potential buyers, including both strategic and financial purchasers, which produced offers lower than Wilmar's $13.15 price per share;

     o Waxman's previous efforts, using a nationally recognized investment banker, to sell its Barnett shares through an orderly sale process;

     o The opportunity for you to receive $13.15 in cash for each share of common stock held by you, which represents:

          o an approximate 25.2% premium over the $10.50 per share closing price of Barnett common stock on July 7, 2000, the last full trading day before we announced the merger;

          o an approximately 31.5% premium over the $10.00 closing price of Barnett common stock on December 12, 1999, the last full trading day before we announced that we had retained Deutsche Bank to explore alternatives for maximizing stockholder value; and

          o an approximately 68.4% premium over the $7.81 per share closing price of Barnett common stock on November 16, 1999, the last full trading day before Deutsche Bank met with Waxman's bondholders' committee and indicated that Barnett's board of directors was considering a sale of the entire company;

     o The historical trading prices of Barnett common stock on the Nasdaq National Market, including the decline of Barnett's price-to-earnings ratio over the past year and the prospect of continued undervaluation of Barnett by the stock market;

     o Barnett's business, operations, properties, assets, financial condition, operating results and prospects; and

     o    The fairness opinion of Deutsche Bank.

     During its deliberations, the special committee also considered the potential benefits and detriments of remaining an independent public company, including:

     o    Barnett's positive long-term growth prospects; and

     o The uncertainties created by Waxman's financial difficulties, including the potential adverse effect on Barnett's relationships with suppliers, business partners and customers.

     During its deliberations, the special committee also considered the possibility of purchasing the Barnett shares held by Waxman, and the potential effects on Barnett of such a purchase, including:

     o Barnett's long-term financial prospects with the additional debt that would be required to finance the purchase;

     o    The uncertainties of the credit markets and rising interest rates; and

     o Uncertainty regarding how the investment community and other Barnett stockholders would view the purchase of only Waxman's shares.

     Ultimately, the special committee and the Barnett board determined that the merger was the best of the three options.

     The Barnett board, based on the unanimous recommendation of its special committee, has determined that the merger is in the best interests of Barnett and its stockholders, has unanimously approved the merger agreement and recommends that Barnett stockholders vote "for" the merger.

Fairness Opinion (see page 17)

     Deutsche Bank has delivered to the Barnett board of directors its opinion, dated July 10, 2000, that the $13.15 cash per share merger consideration is fair to the holders of Barnett common stock from a financial point of view.

Interests of Directors and Officers in the Merger That Differ From Your Interests (see page 28)

     Some of Barnett's directors and officers have interests in the merger that are different from, or are in addition to, their interests as stockholders in Barnett. The special committee and the board of directors knew about these additional interests, and considered them, when they approved the merger agreement. These interests include the following:

     o Melvin Waxman and Armond Waxman, two of Barnett's directors, are also directors and controlling stockholders of Waxman, which beneficially owns approximately 44.2% of the outstanding stock of Barnett. Waxman has experienced significant financial difficulty and needs to sell its Barnett shares. Absent Waxman's need to sell its Barnett shares, Barnett's board of directors might not have considered a sale of the company at this time;

     o Barnett has committed to purchase $2 million of Barnett common stock from Waxman no later than September 1, 2000, in order to provide funds necessary for Waxman to make an interest payment to its bondholders. If the merger occurs, Wilmar has agreed to pay Waxman any difference between the $13.15 merger price and the price that Waxman receives on any pre-merger sale of the shares;

     o Barnett will enter into a five-year employment agreement with William R. Pray, Barnett's President and Chief Executive Officer, which will become effective upon the merger and which provides for increases in compensation over that provided in his existing employment agreement;

     o Members of Barnett's management team, including Mr. Pray, will receive loans to buy stock in Wilmar at the time of the merger and/or will receive grants of restricted stock in Wilmar; and

     o The merger agreement requires Barnett to continue to provide indemnification and related insurance coverage to directors, officers, employees and agents of Barnett following the merger, including for matters relating to the merger.

The Special Meeting of Stockholders (see page 8)

     o Place, Date and Time. The special meeting will be held at Barnett's International Call Center, 801 West Bay Street, Jacksonville, Florida on __________, _____________, 2000, at 12:00 p.m. Eastern time.

     o Vote Required For Approval of the Merger. The merger requires the approval of the holders of a majority of the outstanding shares of Barnett common stock. Abstention, the failure to vote or a broker non-vote has the same effect as a vote against the merger.

     o Waxman Voting Agreements. Waxman has agreed to vote all 7,186,530 shares of Barnett common stock owned by it, representing 44.2% of the outstanding common stock, in favor of the merger. As a result, the affirmative vote of an additional 945,435 shares, or 5.8 percent of the outstanding Barnett common stock, is required in order for the merger to be approved by stockholders.

     o Stockholders Who May Vote At the Meeting. You can vote at the special meeting all of the shares of Barnett common stock you own of record as of ___________, 2000, which is the record date for the special meeting. If you own shares which are registered in someone else's name, for example, in the name of a broker, you need to direct that person to vote their shares or obtain authorization from them and vote the shares yourself at the meeting. As of the record date, there were approximately _______ shares of Barnett common stock outstanding, held by approximately _______ stockholders of record.

     o Procedure For Voting. You can vote your shares by attending the special meeting and voting in person or by mailing the enclosed proxy card. You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either

          (1) advise Barnett's Corporate Secretary in writing or deliver a later dated proxy, before your common stock has been voted at the special meeting, or (2) attend the meeting and vote your shares in person. Attendance at the special meeting will not itself constitute revocation of your proxy.

Appraisal Rights (see page 38)

     Delaware law provides you with dissenters' appraisal rights in the merger. This means that if you are not satisfied with the amount you will receive in the merger, you are legally entitled to have the value of your shares independently determined and to receive payment based on that valuation. To exercise your dissenters' rights:

     (1) you must deliver a written objection to the merger to Barnett at or before the special meeting; and

     (2)  you must not vote for the merger.

     Your failure to exactly follow the procedures specified under Delaware law will result in the loss of your dissenters' rights.

Federal Income Tax Consequences (see page 37)

     The merger will be a taxable transaction to you for federal income tax purposes, and may also be a taxable transaction under state, local and foreign tax laws. For federal income tax purposes, your receipt of cash in exchange for your shares of Barnett common stock generally will cause you to recognize gain or loss measured by the difference between the cash you receive in the merger and your tax basis in your shares of Barnett common stock. You should consult your own tax advisor for a full understanding of the merger's tax consequences that are particular to you.

Anticipated Date of the Merger (see page 32)

     We are working to complete the merger as soon as possible. We anticipate completing the merger by the end of October 2000, subject to receipt of stockholder approval and satisfaction of other requirements, including the conditions described below.

Conditions To Completing the Merger (see page 33)

     The completion of the merger depends on a number of conditions being met. In addition to the parties complying with the merger agreement, these conditions, unless waived, include:

     o    Approval of the merger by Barnett's stockholders;

     o Satisfaction of the notification and waiting periods under the Hart-Scott-Rodino Anti-Trust Improvements Act and receipt of material consents from third parties;

     o Exercise of dissenters' appraisal rights by the holders of not more than 5% of Barnett's outstanding common stock;

     o Receipt by Wilmar of debt financing for the merger and the refinancing of Barnett's and Wilmar's outstanding indebtedness;

     o Compliance with the representations and warranties and agreements in the merger agreement; and

     o    The absence of legal prohibitions against the merger.

The Merger (see page 31)

     o Terminating the Merger Agreement. Barnett and Wilmar can agree at any time to terminate the merger agreement without completing the merger, even if the stockholders of Barnett have approved it. Also, either Barnett or Wilmar can decide, without the consent of the other, to terminate the merger agreement if:

          o    Barnett stockholders do not approve the merger;

          o The required regulatory approval is denied or a governmental authority blocks the merger;

          o The merger is not completed by November 30, 2000 or, if earlier, the 60th day after the special meeting; or

          o The other party commits a material breach of a representation, warranty or covenant.

          In addition, Wilmar can decide to terminate the merger agreement without Barnett's consent if:

          o The Barnett board withdraws or changes its approval of the merger in a manner adverse to Wilmar;

          o The Barnett board recommends another transaction to the stockholders of Barnett;

          o A third party makes an offer for Barnett common stock and Barnett's board fails to recommend against acceptance by Barnett's stockholders; or

          o Wilmar is unable to secure the debt financing contemplated for the transaction.

     o Termination Fees and Expenses. Barnett is required to pay Wilmar a termination fee of $7.2 million:

          o if Wilmar terminates the merger agreement under any of the circumstances described immediately above other than Wilmar's inability to obtain debt financing;

          o if Barnett's stockholders do not approve the merger agreement after a third party has made a competing proposal and Barnett later closes a transaction with the third party; or

          o if Barnett terminates the merger agreement because of a superior proposal.

          In addition, if the agreement is terminated by either Barnett or Wilmar because the other has breached the merger agreement, the terminating party is entitled to receive expenses of up to $1.5 million from the breaching party.

Contact Information

     If you have any questions regarding the merger or any other matters discussed in this proxy statement, please contact:

         Andrea M. Luiga
         Vice President-Finance and Chief Financial Officer
         Barnett Inc.
         801 West Bay Street
         Jacksonville, Florida 32202
         (904) 384-6530  Extension 5440

                   THE SPECIAL MEETING OF BARNETT STOCKHOLDERS

Place, Date, Time and Purpose

     The special meeting will be held at Barnett's International Call Center, 801 West Bay Street, Jacksonville, Florida on ________________, 2000 at ______ p.m. Eastern time. The purpose of the special meeting is to consider and vote on the proposed merger.

     A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX 1.

     The Barnett board, based on the unanimous recommendation of its special committee, has determined that the merger is in the best interests of Barnett and its stockholders, has unanimously approved the merger agreement and recommends that Barnett stockholders vote "for" the merger.

Who Can Vote?

     The holders of record of Barnett common stock at the close of business on _____________, 2000, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting and any adjournment or postponement. On the record date, there were ______________ shares of Barnett common stock outstanding held by approximately __________ stockholders of record.

Attending the Meeting

     If you are a beneficial owner of Barnett common stock held by a broker, bank or other nominee (i.e. held in "street-name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Barnett common stock held in street name at the meeting, you will have to obtain a written proxy or authorization in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of Barnett common stock. Each share of common stock is entitled to one vote. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the merger. Abstentions, failures to vote and broker "non-votes" will have the same effect as votes against the merger. Your broker or nominee does not have the right to vote your shares of Barnett common stock. You must instruct your broker on how to vote in order for your shares to be voted.

     Waxman has agreed to vote all 7,186,530 shares of Barnett common stock owned by it, representing 44.2% of the outstanding common stock, in favor of the merger. As a result, an additional 945,435 shares, or 5.8% of the outstanding Barnett common stock, is required in order for the merger to be approved by stockholders.

     The holders of a majority of the outstanding shares of Barnett common stock as of the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. Abstentions and broker "non-votes" are counted as present for purposes of determining a quorum. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum and any adjournment of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned meeting, then a new quorum will have to be established.

Waxman Voting Agreements

     Waxman, which owns 44.2% of Barnett's outstanding common stock, has agreed to vote all 7,186,530 Barnett shares beneficially owned by it in favor of the merger. At the time the merger agreement was signed, Waxman entered into a stockholder agreement and a voting trust agreement with Wilmar which provide that Waxman and the voting trustee under the voting trust agreement will vote the Waxman shares (1) in favor of the merger, (2) against any action or agreement that would result in a breach of any covenant, representation or warranty of Barnett under the merger agreement and (3) against any action or agreement that would impede, delay or attempt to discourage the merger, including a competing transaction or a change in Barnett's board of directors or management. Waxman has deposited with American Stock Transfer and Trust Company, as voting trustee, 6,186,530 of these shares. The remaining 1,000,000 shares are pledged to Waxman's lenders and are subject to the voting agreement described above. Waxman has also delivered to Wilmar a proxy to vote its shares in this manner.

     The voting trust agreement will terminate on the earlier of November
30, 2000 or 14 days after the special meeting of stockholders, if in either case the merger has not occurred by then. The voting trust agreement also will terminate if there is a decrease in the merger consideration, any change relating to the manner of calculating or paying the merger consideration or any amendment to the merger agreement that is adverse to Waxman.

     Neither Wilmar nor any of its directors and executive officers own any shares of Barnett common stock.

Voting by Proxy

     This proxy statement is being sent to you on behalf of the board of directors of Barnett for the purpose of requesting that you allow your shares of Barnett common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Barnett common stock represented at the meeting by properly executed proxies will be voted in accordance with the instructions indicated on the proxy card. If you sign and return the proxy card without giving voting instructions, your shares will be voted as recommended by Barnett's board of directors. The Board recommends a vote "FOR" approval of the merger agreement.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named on the proxy card will use their own judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting in order to solicit additional proxies. However, no proxy voted against the proposal to approve the merger will be voted in favor of an adjournment or postponement to solicit additional votes in favor of the merger. Barnett does not know of any other matters to be presented at the meeting.

     You may revoke the proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either (1) advise the Corporate Secretary of Barnett in writing or deliver a later-dated proxy, before your common stock has been voted at the special meeting or (2) attend the meeting and vote your shares in person. Attendance at the special meeting will not itself constitute revocation of your proxy.

     If your Barnett common stock is held in a street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via telephone or the Internet.

                              PARTIES TO THE MERGER


Barnett

     Barnett is a leading direct marketer and distributor of an extensive line of plumbing, hardware, electrical and security hardware products to approximately 71,500 active customers. We market our products through six distinct comprehensive catalogs supported by a nationwide network of distribution centers and a sophisticated telesales operation.

     We offer approximately 21,300 name brand and private label products through our industry-recognized Barnett(R) and U.S. Lock(R) catalogs and telesales operations. Our six distinct, comprehensive catalogs target professional contractors, independent hardware stores, maintenance managers, liquid propane gas dealers and locksmiths. Barnett's staff of over 140 knowledgeable telesales, customer service and technical support personnel work together to serve customers by assisting in product selection and offering technical advice. To provide rapid delivery and a strong local presence, we have established a network of 43 distribution centers strategically located in 34 major metropolitan areas throughout the United States and Puerto Rico. Through these local distribution centers, we ship approximately 70% of our orders to the customer on the same day we receive the order. The remaining 30% of the orders are picked up by the customer at one of Barnett's local distribution centers. Our strategy of being a low-cost, competitively priced supplier is facilitated by our volume of purchases and offshore sourcing of a significant portion of our private label products. We buy products from over 650 domestic and foreign suppliers.

     Our address is:

              Barnett Inc.
              3333 Lenox Avenue
              Jacksonville, Florida 32254
              (904) 384-6530

Wilmar

     Wilmar is a specialty plumbing and maintenance products distributor based in Moorestown, New Jersey. Wilmar, which has 24 distribution centers located throughout the United States, had sales of approximately $225.9 million in 1999, primarily in the apartment housing market. In May 2000, Wilmar was acquired in a merger recapitalization transaction by a group of investors including Parthenon Capital, Chase Capital Partners, General Motors Investment Management Corporation, Sterling Investment Partners, LP, Svoboda, Collins LLC and BancBoston Capital, all of whom have committed to purchase additional equity of Wilmar to finance a portion of the merger transaction. Wilmar's address is:

              303 Harper Drive
              Moorestown, New Jersey 08057
              (856) 439-1222

BW Acquisition

     BW Acquisition is a newly-formed Delaware corporation incorporated as a wholly-owned subsidiary of Wilmar. BW Acquisition has not conducted business except in connection with activities related to the merger.

                      BACKGROUND AND REASONS FOR THE MERGER

Background

     Waxman's Attempt to Sell Its Barnett Stock.

     Waxman, Barnett's sole stockholder before Barnett's initial public offering in 1996, continues to own approximately 7.2 million Barnett shares, or approximately 44.2% of the outstanding shares. Waxman has a high level of debt, including $92.8 million of 12 3/4% senior deferred coupon notes due 2004 issued by Waxman, $35.9 million of 11-1/8% senior notes due September 1, 2001 issued by its subsidiary Waxman USA, and an approximately $20 million working capital line of credit from Congress Financial Corporation. Waxman has reported that its cash flow from operations is insufficient to fund Waxman's interest obligations under its bonds. Waxman has endeavored over the past several years to reduce its significant amount of debt through the sale of assets.

     In February 1998, Waxman began an almost year-long attempt to sell its Barnett stock. Waxman, acting through its nationally-recognized investment banker, contacted numerous potential acquirers. Potential purchasers who agreed to execute confidentiality agreements were provided an offering memorandum and allowed to interview Barnett management and conduct limited due diligence regarding Barnett. However, the process did not result in a sale. Any sale might have resulted in a sale of the entire company in order to give the other stockholders the opportunity to receive the same price per share that Waxman would receive.

     Appointment of Special Committee.

     In February 1998, Barnett's board of directors established a special committee, comprised of Sheldon Adelman and Morry Weiss, two independent directors, to monitor Waxman's efforts to sell its Barnett shares. On June 22, 1998, the special committee engaged Deutsche Bank to advise it on matters concerning Waxman's potential sale of its Barnett shares, the financial and other implications for Barnett and its stockholders of such a sale, and potential alternatives, including a purchase of the shares by Barnett. Barnett selected Deutsche Bank for the engagement because the firm was familiar with Barnett, having served as a co-manager of Barnett's initial public offering in 1996 and a second offering in 1997.

     In the course of its deliberations, the special committee determined that Waxman's financial problems threatened serious negative consequences for Barnett and its other stockholders. The special committee believed that if Waxman were forced to sell all of its Barnett shares in a distressed situation, including a bankruptcy, a change of control of Barnett could occur without the other Barnett stockholders receiving any control premium. Moreover, any new controlling stockholders' interests might be inconsistent with the interests of the other Barnett stockholders. Alternatively, open market sales by Waxman would depress the trading price of Barnett's stock, which is thinly traded. In addition, uncertainty regarding Barnett's future direction and control could distract management's attention, hamper implementation of a long-term business strategy, cause concern among Barnett's suppliers, customers and industry partners and depress its stock price. In fact, the special committee believed that in the fall of 1998, Barnett's stock price may have begun to be adversely affected by concerns about the effect of Waxman's financial condition on Barnett.

     In March 1999, the special committee interviewed four investment banking firms for the engagement as the committee's financial advisor. In August 1999, the special committee decided to explore the possibility of Barnett purchasing its shares held by Waxman. It selected Deutsche Bank because of its national reputation in mergers and acquisitions expertise and existing knowledge of Barnett. On August 26, 1999, Barnett publicly announced that it had engaged Deutsche Bank to review options relating to the possible purchase of all or a substantial portion of the Waxman shares. The special committee, with the assistance of Deutsche Bank, explored the potential share purchase and financing alternatives. The special committee identified several issues with purchasing the Waxman shares, including differences with Waxman as to price, the impact on Barnett of significant additional debt that would be required to finance the purchase at different price levels, unfavorable conditions in the high-yield debt market and uncertainty regarding how the investment community and other Barnett stockholders would view the purchase of only Waxman's shares.

     The special committee met with Deutsche Bank in August 1999, September 1999, October 1999 and November 1999 to consider various repurchase scenarios and related matters. The special committee determined that in light of (1) the likelihood that Waxman's shares would be sold as a result of Waxman's financial difficulties, (2) Waxman's previously unsuccessful effort to sell the shares and
(3) Barnett's inability to reach an agreement with Waxman concerning the purchase of its shares on terms acceptable to the special committee, it should explore whether sale of the entire company might be in the best interest of all of Barnett's stockholders.

     On November 17, 1999, Deutsche Bank met with Waxman's bondholders committee and indicated that a sale of the entire company might be a possibility. On December 8, 1999, Waxman entered into an agreement with an ad hoc committee of the holders of approximately 87% of its 12 3/4% deferred coupon notes and 65% of its 11-1/8% notes. This agreement, as amended on June 9, 2000 by Waxman and the ad hoc committee, provides for the bondholders:

     o to accept, in full satisfaction of their notes, the proceeds from the sale of the Barnett stock owned by Waxman, realized through an orderly sale of the Barnett stock no later than November 30, 2000 to an independent, strategic or financial third party, in a sale process conducted by Barnett through Deutsche Bank; and

     o to effect the satisfaction of the 12 3/4% deferred coupon notes through a "pre-packaged" plan of reorganization in bankruptcy following the merger.

     On December 13, 1999, Barnett publicly announced that it had retained Deutsche Bank to advise the special committee in evaluating alternatives for maximizing stockholder value.

     Sale Process.

     Beginning in December 1999, Deutsche Bank, in consultation with the special committee, identified and approached approximately 30 potentially interested parties about a possible sale or merger. Twenty-four of these candidates signed confidentiality agreements and received confidential offering memoranda about Barnett. Fifteen of these candidates submitted preliminary indications of interest. On January 31, 2000, the special committee, with Deutsche Bank's assistance, selected ten potential buyers for further due diligence and on-site briefings by management.

     According to Deutsche Bank, potential buyers dropped out, both before and after submitting preliminary indications of interest, for the following reasons:

     o    competition from other potential acquisition targets;

     o    concern over Barnett's competitive position in the industry;

     o    concern over product margins in the industry;

     o difficulties experienced by other buyers in financing similar transactions;

     o concerns over Barnett's national distribution center strategy, including potential impact on future working capital; and

     o lack of material management ownership, which made it difficult to structure the transaction as a recapitalization for accounting purposes.

     On April 5, 2000, the deadline established by the special committee, Barnett received two definitive offers. Bidder A, a partnership of two buy-out funds, offered $12.25 per share in cash and bidder B, a buy-out fund, offered $11.50 per share in cash. Both offers contained significant conditions and additional due diligence requirements. On April 10, 2000, the special committee met with Deutsche Bank to discuss the two offers and the status of the sale process. The special committee instructed Deutsche Bank and Barnett to work with the two bidders to minimize their conditions and remaining due diligence requirements. During this period, Barnett notified both bidders that Barnett's third quarter results would be lower than those forecasted before the April 5, 2000 deadline for definitive offers. Subsequently, bidder A withdrew its proposal of $12.25 per share and submitted a revised proposal on April 21, 2000 of $12.00 per share, citing the lower third quarter results as a contributing factor in the reduced price. On April 25, 2000, the special committee met to consider the two bids and determined to pursue bidder A's higher offer. In reaching this conclusion, the special committee also reconsidered the option of repurchasing the Waxman shares. However, the special committee dismissed a repurchase transaction because of uncertainty regarding financing and concern that in such a transaction only Waxman would receive cash. The special committee also considered the possibility of pursing no transaction at all at this time. However, the special committee determined to move forward, in part out of concern that a forced sale by Waxman of its Barnett shares would result in major disruption for Barnett and potential negative consequences for its stockholders.

     Negotiations with Bidder A.

     Therefore, the special committee instructed management and Barnett's counsel to pursue negotiation toward a definitive merger agreement with bidder
A. In connection with negotiations with bidder A, on April 26, 2000, Barnett signed an exclusivity letter which prohibited it from soliciting or responding to other offers or inquiries until May 19, 2000. The special committee determined that it was in Barnett's best interests to sign the letter because of its short duration and because bidder A refused to proceed without it.

     Negotiation of definitive documentation and bidder A's due diligence investigation of Barnett proceeded in earnest. On May 12, 2000, Barnett notified bidder A that it was experiencing lower than expected sales for April and early May and that Barnett probably would not meet the financial projections that it had supplied to bidder A for the fourth quarter of fiscal year 2000. As a result of this information, bidder A suspended discussions in order to reevaluate its bid. Bidder A subsequently withdrew its earlier proposal of $12.00 per share and submitted a revised proposal on May 18, 2000 of between $10.00 and $11.00 per share, depending upon Barnett's earnings before interest, taxes, depreciation and amortization, or EBITDA, for the fiscal year ended June 30, 2000. In considering whether to pursue bidder A's new offer, the special committee considered Barnett repurchasing Waxman's shares or renewing discussions with bidder B. With respect to the repurchase of Waxman's shares, the special committee determined that similar concerns existed as when the special committee previously considered a repurchase. With respect to bidder B, the special committee considered
(i) bidder B's indication that its value would also decrease due to Barnett's fourth quarter financial underperformance, but was unable to quantify it without additional due diligence, and (ii) the judgment that, at the time, finalizing negotiations with bidder A would require only a brief period of time. The special committee, therefore, decided to proceed with negotiations with bidder
A regarding a definitive merger agreement based on the revised, lower price. On June 1, 2000, Barnett granted bidder A an additional exclusivity period through June 9, 2000, which was subsequently extended to 5:00 p.m. on June 19, 2000. However, the negotiations reached an impasse after bidder A sought adjustments to the definition of EBITDA which would have had the affect of reducing the purchase price. Barnett resisted these adjustments to the definition of EBITDA. In addition, bidder A wanted Barnett to make a cash payment of approximately $2 million to bidder A in the event Waxman or the other stockholders did not approve the merger.

     Offer from Wilmar.

     On June 15, 2000, Barnett received an unsolicited letter from Wilmar Industries expressing Wilmar's interest in acquiring Barnett for $13.50 per share in cash subject to conditions that included due diligence and mutually satisfactory definitive agreements. Barnett did not respond to the letter.

     Following its receipt of the Wilmar letter, Barnett attempted to resolve the open issues with bidder A, but the effort was unsuccessful and the exclusivity period expired. The special committee met by telephone on June 19, 2000 to assess the situation and Barnett's options. The special committee authorized management and Barnett's legal counsel to initiate negotiations with Wilmar after the exclusivity period expired. On June 20, 2000, Wilmar signed a confidentiality agreement, and Barnett management met with Wilmar management.

     Beginning on June 24, 2000, Wilmar and its advisors and financing sources conducted a due diligence review of Barnett, and counsel to Barnett and Wilmar negotiated the terms of the merger agreement. During this period, Wilmar's counsel also negotiated with Waxman's counsel the final terms of the stockholder agreement and voting trust agreement. On July 5, 2000, Wilmar advised representatives of Barnett that several factors, including lower than anticipated sales for the fourth quarter of fiscal 2000, had resulted in Wilmar's reducing its offer price from $13.50 to $13.15. On July 7, 2000, Wilmar provided Deutsche Bank signed equity commitment letters and drafts of commitments for the debt financing. On the evening of July 7, 2000, the special committee met with legal counsel and Deutsche Bank to discuss the status of the transaction and review the proposed documentation, the status of the financing commitments and related matters. On July 9, 2000, Wilmar provided representatives of the special committee with signed debt financing commitments, and on the evening of July 9, 2000, the special committee and then the board of directors met to consider the proposed merger. Early in the morning of July 10, 2000, the merger agreement was signed, Waxman and Wilmar signed the voting trust and stockholder agreements, and a press release announcing the transaction was issued.

Unanimous Recommendation of Special Committee and Board of Directors

     On July 9, 2000, the special committee and the Barnett board of directors approved the merger based on the totality of information presented and the consideration given by the board and the special committee at all of the meetings pertaining to the merger agreement. At this meeting, Deutsche Bank delivered its oral fairness opinion. The Board determined that it was advisable, fair and in the best interest of stockholders to approve the merger.

     The special committee and the Barnett board of directors placed the most weight on the following factors in connection with their approval of the merger:

     o The uncertainties created by the high degree of leverage and negative cash flow of Waxman, which holds 44.2% of Barnett's total outstanding shares, and the possibility that if Waxman was forced to sell its Barnett shares in a distressed situation, whether as the result of a bankruptcy filing, in open market transactions, a distribution to Waxman's bondholders or a private transaction, the sale:

          o might not produce a premium for the other Barnett stockholders, and

          o might have negative consequences to both Barnett and the other stockholders, including a depressed stock price and uncertainty about the identity and goals of the new owners;

     o A sale process lasting approximately four months during which Deutsche Bank consulted approximately 30 potential buyers, including both strategic and financial purchasers, which produced offers lower than Wilmar's $13.15 price per share;

     o Waxman's previous efforts, using a nationally recognized investment banker, to sell its Barnett shares through an orderly sale process;

     o The opportunity for you to receive $13.15 in cash for each share of common stock held by you, which represents:

          o an approximate 25.2% premium over the $10.50 per share closing price of Barnett common stock on July 7, 2000, the last full trading day before we announced the merger;

          o an approximately 31.5% premium over the $10.00 closing price of Barnett common stock on December 12, 1999, the last full trading day before we announced that we had retained Deutsche Bank to explore alternatives for maximizing stockholder value; and

          o an approximately 68.4% premium over the $7.81 per share closing price of Barnett common stock on November 16, 1999, the last full trading day before Deutsche Bank met with Waxman's bondholders' committee and indicated that the Barnett board of directors was considering a sale of the entire company;

     o The historical trading prices of Barnett common stock on the Nasdaq National Market, including the decline of Barnett's price-to-earnings ratio over the past year and the prospect of continued undervaluation of Barnett by the stock market;

     o Barnett's business, operations, properties, assets, financial condition, operating results and prospects; and

     o    The fairness opinion of Deutsche Bank.

     During its deliberations, the special committee also considered the potential benefits and detriments of remaining an independent public company. The special committee evaluated Barnett's positive long-term growth prospects and considered the uncertainties created by the financial difficulties of Waxman and the likelihood that Waxman would be required to sell its Barnett shares. The special committee also considered the effect of repurchasing the Waxman shares by using borrowed money, including Barnett's long-term financial prospects with the additional debt load on its balance sheet, the uncertainties of the credit markets and rising interest rates, and uncertainties regarding how the investment community and other Barnett stockholders would view the purchase of only Waxman's shares. Ultimately, the special committee and the Barnett board determined by unanimous vote that the merger was the best of the three options.

     Barnett's board has unanimously approved the merger. The board of directors recommends that stockholders vote "for" the merger.

                     OPINION OF BARNETT'S FINANCIAL ADVISOR

     Deutsche Bank acted as financial advisor to Barnett in connection with the merger. At a meeting of the Barnett board of directors held on July 9, 2000, Deutsche Bank delivered its oral opinion, subsequently confirmed in writing as of July 10, 2000, to the effect that, as of the date of its opinion, based upon and subject to the assumptions made, matters considered and limitations of the review undertaken by Deutsche Bank, the merger consideration was fair, from a financial point of view, to the holders of Barnett common stock.

     The full text of Deutsche Bank's written opinion, dated July 10, 2000, which sets forth, among other things, the assumptions made, matters considered and limitations of the review undertaken by Deutsche Bank in rendering its opinion, is attached as Appendix 2 to this proxy statement and is incorporated by reference into this proxy statement. Stockholders of Barnett are urged to read Deutsche Bank's opinion in its entirety. The summary of Deutsche Bank's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion.

     In connection with Deutsche Bank's role as financial advisor to Barnett, and in arriving at its opinion, Deutsche Bank:

     o reviewed certain publicly available financial and other information concerning Barnett and certain internal analyses and other information furnished to it by Barnett

     o held discussions with members of the senior management of Barnett regarding the businesses and prospects of Barnett

     o reviewed the reported prices and trading activity for Barnett common stock

     o compared certain financial and stock market information for Barnett with similar information for certain other publicly-traded companies

     o reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part

     o reviewed the terms of the merger agreement and certain related documents and

     o performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information that was publicly available or furnished to it concerning Barnett, including, without limitation, any financial information, forecasts or projections considered in connection with rendering its opinion. Accordingly, for purposes of its opinion, Deutsche Bank assumed and relied on the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets of Barnett, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Barnett. With respect to the financial forecasts and projections made available to and used by Deutsche Bank in its analyses, Deutsche Bank assumed that those financial forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Barnett. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of those forecasts and projections or the assumptions on which they were based. Deutsche Bank's opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

     For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of Barnett contained in the merger agreement are true and correct.

     The following is a brief summary of certain financial analyses performed by Deutsche Bank in rendering its opinion and reviewed with the Barnett board of directors at its July 9, 2000 meeting:

Historical Financial Position

     In rendering its opinion, Deutsche Bank reviewed and analyzed the historical and current financial condition of Barnett by assessing Barnett's recent financial statements and analyzing Barnett's revenue, profitability, growth prospects and operating performance trends and prospects.

Historical and Comparative Stock Price Performance

     Deutsche Bank reviewed the daily closing per share market prices for Barnett common stock for the following periods:

                                                                    As of July 7, 1999               As of July 7, 2000(1)
                                                                    ------------------               ------------------

Movement of Barnett common stock price over a one year                     $8.00                             $10.50
period............................................
                                                                As of November 16, 1999(2)           As of July 7, 2000(1)
                                                                -----------------------              ------------------

Movement of Barnett common stock price since one day                       $7.81                             $10.50
prior to a meeting with the Waxman bondholders'
representatives...................................
                                                                As of December 12, 1999(3)           As of July 7, 2000(1)
                                                                -----------------------              ------------------

Movement of Barnett common stock price since one day                      $10.00                             $10.50
prior to public announcement......................

_____________________
(1) July 7, 2000 is the last trading date prior to the public announcement of the merger.

(2) On November 17, 1999, Barnett and its advisors made a presentation to a committee representing Waxman's bondholders and its advisors. During this presentation, Barnett indicated that pursuing a sale of the company was a potential alternative.

(3) On December 13, 1999, Barnett announced that it had retained Deutsche Bank to advise a special transactions committee of the board of directors in evaluating alternatives in maximizing shareholder value.

     Deutsche Bank also reviewed the daily closing per share market prices of Barnett common stock and compared the movement of these daily closing prices with the movement of the Russell 2000 composite index, the movement of an index comprised of large-capitalization industrial products distribution companies and the movement of an index comprised of other small-capitalization industrial products distribution companies over the period from July 7, 1999 through July 7, 2000 and over the period from November 17, 1999 through July 7, 2000. The companies included in the large-capitalization industrial products distribution companies index were:

     o    Fastenal Inc.

     o    W.W. Grainger, Inc.

     o    MSC Industrial Direct Co.

The companies included in the small-capitalization industrial products distribution companies index were:

     o    Hughes Supply, Inc.                        o        Noland Company

     o    JLK Direct Distribution, Inc.              o        Watsco, Inc.

     o    Lawson Products, Inc.                      o        Westburne, Inc.

     o    NCH Corporation

     As shown in the table below, Deutsche Bank noted that between July 7, 1999 and July 7, 2000, the performance of Barnett common stock on a relative basis outperformed the Russell 2000 composite index, the large-capitalization industrial products distribution companies index and the small-capitalization industrial products distribution companies index. Deutsche Bank further noted that the relative stock price outperformance primarily began on or around November 17, 1999, which was the date of the presentation to the Waxman bondholders' representatives. Deutsche Bank also noted that between November 17, 1999 and July 7, 2000, the Barnett common stock on a relative basis outperformed the Russell 2000 composite index and the small-capitalization industrial products distribution companies index and underperformed the large-capitalization industrial products distribution companies index.

                                                                          Increase/(Decrease) For
                                                                             Selected Periods
                                                              ------------------------------------------------
                                                                   July 7, 1999         November 17, 1999
                                                                        to                      to
                                                                   July 7, 2000            July 7, 2000
                                                              ------------------------------------------------

Barnett common stock......................................            31.3%                   37.7%
Russell 2000 composite index .............................            16.7%                   15.6%
Large-capitalization industrial products distribution                 19.3%                   41.8%
companies index ..........................................
Small-capitalization industrial products distribution                (15.5)%                  (4.3)%
companies index ..........................................

Analysis of Selected Publicly Traded Companies

     Deutsche Bank compared certain financial information and commonly used valuation measurements for Barnett to corresponding information and measurements for the companies comprising the large-capitalization industrial products distribution index and the small-capitalization industrial products distribution index previously described above. These financial information and measurements included, among other things:

     o ratios of common equity market value as adjusted for debt and cash, commonly referred to as "adjusted market value," to earnings before interest, taxes, depreciation and amortization, also known as "EBITDA", for the latest reported twelve month periods as derived from publicly available information and

     o ratios of common stock price per share divided by earnings per share, using estimated earnings per share for calendar year 2000.

     The financial information used to calculate the multiples provided below for Barnett and for both the large-capitalization and small-capitalization industrial products distribution companies indices is as of July 7, 2000 and is based on the latest reported twelve month period as derived from publicly available information. The information also includes estimated earnings per share for calendar year 2000 as reported by First Call Corporation.

                                                           Adjusted Market             Share Price as a Multiple of
                                                     Value as a Multiple of Last            Calendar Year 2000
                                                           12 Months EBITDA            Earnings Estimated per Share
                                                    ------------------------------- ------------------------------------

Large-capitalization industrial products
distribution companies
   High ..........................................              17.4x                              26.6x
   Low ...........................................               7.8x                              14.8x
   Mean ..........................................              14.1x                              22.6x
Small-capitalization industrial products
distribution companies
   High ..........................................               7.8x                              11.1x
   Low ...........................................               2.3x                              6.1x
   Mean ..........................................               5.0x                              8.6x




                                       20


Barnett ..........................................               5.7x                              9.6x

     As a result of the foregoing analysis, Deutsche Bank noted that as of July 7, 2000, Barnett's multiples lagged the relevant multiples for the large-capitalization industrial products distribution companies and were generally consistent with the mean for the small-capitalization industrial products distribution companies. Deutsche Bank further noted that it was reasonable to assume that the Barnett common stock price during the period had been affected by Barnett's public announcement regarding a potential sale of the company.

     Due to the inherent differences between the operations and financial conditions of Barnett and the large-capitalization and small-capitalization industrial products distribution companies, Deutsche Bank believes that a comparable analysis is not simply mathematical, but involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these large-capitalization and small-capitalization industrial products distribution companies, as well as other factors and differences that could affect the public trading value of the comparable companies.

Discounted Cash Flow Analysis

     Deutsche Bank performed discounted cash flow analyses for Barnett. The discounted cash flow methodology values a business based on the current value of the future cash flows that the business will generate. To establish a current value utilizing this methodology, future cash flows must be estimated and an appropriate discount rate determined.

     Deutsche Bank aggregated the present value of the projected Barnett cash flows from fiscal 2001 through fiscal 2005 based on projections provided by Barnett's management. Deutsche Bank utilized discount rates ranging from 14.0% to 15.0% and terminal multiples ranging from 4.0x to 5.0x. A terminal multiple is a number which is then multiplied by the EBITDA of the business or company in fiscal 2005; the result is also known as the terminal value. Deutsche Bank selected these discount rates based on its judgment of the cost of capital of the companies comprising the small-capitalization industrial products distribution index and determined the terminal multiple values based on its review of the public trading characteristics of Barnett common stock and the common stock of the companies comprising the small-capitalization industrial products distribution index. This analysis indicated a range of values of:

                                                                                 Barnett Value Per Share
                                                                          ---------------------------------------

Discounted cash flow implied valuation .................................             $10.85 to $13.45
Offer price ............................................................                  $13.15

     Deutsche Bank noted that the offer price of $13.15 per share was in the range of the high and low implied values derived using the discounted cash flow analysis.

Analysis of Selected Precedent Transactions

     Deutsche Bank reviewed the financial terms, to the extent publicly available, of six completed mergers or acquisitions in the industrial product distribution industry, which sector Deutsche Bank deemed to have similar economic and/or internal competitive dynamics to Barnett's business. Deutsche Bank calculated various financial multiples based on publicly available information for each of the transactions and compared them to corresponding financial multiples for the merger, based on the merger consideration.

     The selected transactions include:

     o the April 2000 acquisition of Meyer International plc by Cie de Saint-Gobain SA

     o the May 2000 acquisition of Wilmar Industries, Inc. by an investor group led by Parthenon Capital

     o the March 2000 acquisition of White Cap Industries, Inc. by Leonard Green & Partners

     o the December 1999 acquisition of Vallen Corporation by Hagemeyer P.P.S. North America, Inc.

     o the July 1998 acquisition of Century Maintenance Supply, Inc. by Freeman Spogli

     o the March 1997 acquisition of Maintenance Warehouse/America Corporation by Home Depot, Inc.

         The following table summarizes the calculations by Deutsche Bank comparing the adjusted market value as a multiple of revenues, EBITDA and free cash flow over the twelve months ended March 31, 2000 for the merger and the selected transactions:

                                                              Adjusted Market Value as a multiple of
                                                Last 12 months         Last 12 months            Last 12 months
                                                    Revenue                EBITDA              Free Cash Flow (1)
                                              -------------------- ------------------------ -------------------------

Selected Transactions
   High .................................            2.1x                   15.1x                    51.3x
   Low ..................................            0.7x                   8.4x                      9.4x
   Average ..............................            1.1x                   10.9x                    23.7x
Merger at $13.15 per share ..............            0.9x                   7.1x                     19.0x

(1) Free Cash Flow is equal to earnings before interest and taxes ("EBIT") less cash taxes plus depreciation and amortization less capital expenditures plus or minus changes in working capital.

     As a result of the foregoing analysis, Deutsche Bank noted that at the offer price of $13.15 per share, the multiple of adjusted market valuation to revenue over the twelve month period ending March 31, 2000 for the merger was in the range of the high and low multiples for these selected transactions. Deutsche Bank also noted that at the offer price of $13.15 per share, the multiple of adjusted market valuation to EBITDA over the twelve month period ending

March 31, 2000 for the merger was not in the range for the selected transactions. Deutsche Bank further noted that at the offer price of $13.15 per share, the multiple of adjusted market valuation to free cash flow over the twelve month period ending March 31, 2000 for the merger was in the range of the high and low multiples for the selected transactions. Deutsche Bank noted that the multiple of adjusted market value to free cash flow was a more appropriate ratio for comparison than the EBITDA multiple, due to Barnett's near-term cash requirements as it implemented its national distribution center strategy.

     All multiples for the transactions analyzed were based on available public information at the time of the closing of that transaction, without taking into account differing market and other conditions existing during the periods in which the transactions occurred. Because the reasons for and circumstances surrounding each of the selected transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Barnett and the companies involved in the selected transactions, Deutsche Bank believes that a comparable transaction analysis is not simply mathematical in nature. The comparable transaction analysis involves complex considerations and qualitative judgments, reflected in Deutsche Bank's opinion, concerning differences between the characteristics of these prior transactions and the merger that could affect the value of the subject companies and Barnett.

Premiums Paid Analysis

     Deutsche Bank reviewed the premiums paid over market value, to the extent publicly available, in 253 merger or acquisition transactions completed since January 1, 1995. For purposes of its analysis, Deutsche Bank selected recent transactions which were similar in structure to the merger, especially in terms of value size and form of consideration. Deutsche Bank analyzed the premium paid to the target above its share price (A) one day prior and (B) four weeks prior to the announcement of the applicable transaction. These transactions included only cash consideration and had adjusted market valuations between $150 million and $300 million. Due to Barnett's public announcement on December 13, 1999, Deutsche Bank also reviewed the premiums paid over market value, to the extent publicly available, in nine merger or acquisition transactions completed since January 1, 1995. These transactions included companies that had made a prior public announcement of their intention to sell, only involved cash consideration and had adjusted market valuations between $150 million and $1 billion. The following table presents a comparison of the premium paid over market value at one day prior and four weeks prior to the announcement of the transaction for the average of the premium transactions and the merger:

                                                                                Premium to Market at
                                                              ----------------------------------------------------------
                                                                       One Day                     Four Weeks
                                                                       Prior to                      Prior
                                                                     Announcement               to Announcement
                                                              ----------------------------------------------------------

Average: all public cash transactions .....................             22.6%                        30.5%
Average: all public cash transactions-prior public
announcement of intention to sell .........................             12.4%                        18.6%
Merger at $13.15 per share ................................             25.2%                        28.3%

     As a result of the foregoing analysis, Deutsche Bank noted that at the offer price of $13.15 per share, the premium paid to the holders of Barnett common stock exceeded the average premium for all public cash transactions and all public cash transactions in which the target had made a prior public announcement of its intention to sell for the one day prior to announcement period. Deutsche Bank further noted that at the offer price of $13.15 per share, the premium paid to the holders of Barnett common stock exceeded the average premium for all public cash transactions in which the target had made a prior public announcement of its intention to sell and was generally consistent with the average premium for all public cash transactions for the four weeks prior to announcement period.

     This summary describes all analyses and factors that Deutsche Bank deemed material in its presentation to the Barnett special committee and board of directors, but is not a comprehensive description of all the analyses performed and factors considered by Deutsche Bank in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. Deutsche Bank believes that its analyses must be considered as a whole and that considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading view of the processes underlying its opinion. In arriving at its fairness determination, Deutsche Bank did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to the special committee and board of directors of Barnett as to the fairness, from a financial point of view, of the merger consideration to the holders of common stock and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Bank made, and Barnett management provided Deutsche Bank with, numerous assumptions with respect to industry performance and general business and economic conditions and other matters, many of which are beyond the control of Barnett. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Barnett and its advisors, neither Barnett, Deutsche Bank nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     The terms of the merger, including the type and amount of consideration payable in the merger, were determined through negotiations between Barnett and Wilmar and were approved by Barnett's special committee and board of directors. Although Deutsche Bank provided advice to Barnett during the course of these negotiations, the decision to enter into the merger agreement and recommend approval of the merger was solely that of Barnett's special committee and board. As described above, the opinion and presentation of Deutsche Bank to Barnett's special committee and board were only one of a number of factors taken into consideration by the Barnett's special committee and board in making the determination to enter into the merger agreement and recommend approval of the merger. Deutsche Bank's opinion was provided to Barnett's special committee and board to assist in connection with their consideration of the merger and does not constitute a recommendation to any holder of Barnett's common stock as to how to vote with respect to the merger.

     Barnett selected Deutsche Bank as its financial advisor for the merger based on Deutsche Bank's qualifications, expertise, reputation, and experience in mergers and acquisitions. Pursuant to the terms of Deutsche Bank's engagement, Barnett has agreed to pay Deutsche Bank $150,000 as a retainer and $500,000 for rendering its opinion, which amounts will be credited against an aggregate advisory fee calculated as a percentage of the aggregate consideration payable upon consummation of the merger. In addition, regardless of whether the merger is consummated, Barnett has agreed to reimburse Deutsche Bank for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify Deutsche Bank and its related parties against specific liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

     Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG. One or more members of the Deutsche Bank group have from time to time provided investment banking and other financial and advisory services to Barnett for which it has received customary compensation, including serving as co-manager for Barnett's initial public offering of its common stock in 1996 and for a subsequent offering of Barnett's common stock in 1997. One or more members of the Deutsche Bank group have, from time to time, provided investment banking and other financial services to Wilmar for which it has received customary compensation, including serving as lead-manager for Wilmar's initial public offering of its common stock in 1996 and for a subsequent offering of Wilmar's common stock later that same year.

     Deutsche Bank publishes research reports regarding the industrial products distribution industry and publicly owned companies in this industry. In the ordinary course of business, members of the Deutsche Bank group may actively trade or hold securities and other instruments and obligations of Barnett and Wilmar for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities, instruments and obligations.

                      THE MERGER PRICE AND RELATED MATTERS

The Merger Price

     Unless you exercise dissenters' rights of appraisal, as a result of the merger you will be entitled to receive $13.15 in cash for each share of Barnett common stock that you own on the effective date of the merger.

Treatment of Stock Options

     At the time the merger becomes effective, all outstanding employee or director options to purchase Barnett common stock will be canceled, regardless of their exercise price. In exchange, option holders will receive, for each share subject to an option, any difference between $13.15 and the per share exercise price of that option, whether or not the option is fully vested.

No Transfers of Shares After the Merger

     No transfers of shares of Barnett common stock will be made on our share transfer books after the merger becomes effective. Soon after the merger, we will apply to de-list our common stock from Nasdaq.

Exchange and Payment Procedures

     We have appointed American Stock Transfer and Trust Company as our exchange agent to handle the exchange of our stock certificates in the merger for cash. Soon after the merger becomes effective, the exchange agent will mail to you a letter of transmittal and instructions explaining how to exchange your stock certificates for cash. Unless you exercise dissenters' rights of appraisal, upon surrender to the exchange agent of a valid stock certificate and a properly completed letter of transmittal, along with any other documents that the exchange agent may reasonably require, you will be entitled to receive $13.15 in cash per share. Until surrendered in this manner, each stock certificate will represent only the right to receive the merger consideration. No interest will be paid on the merger price.

     You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from the paying agent. A letter of transmittal will be mailed to you soon after the merger becomes effective.

     Any merger consideration made available to the paying agent that remains unclaimed by our stockholders for 270 days after the time the merger becomes effective will be returned to us, as the surviving company after the merger, and any of our stockholders who have not by that time made an exchange must then look to the surviving company for payment of their claim for the merger consideration, subject to state unclaimed property laws.

Financing; Source of Funds

     Wilmar estimates that it will require approximately $440 million in order to finance the merger. These funds will be used to:

     o pay the merger consideration, including payments for the surrender of outstanding stock options;

     o repay and/or fund existing indebtedness and other obligations of Wilmar and Barnett; and

     o    pay the fees and expenses incurred in connection with the merger.

     Wilmar expects to obtain these funds from the following sources:

     o borrowing approximately $250 million under a $300 million credit facility to be provided by Fleet National Bank, or a group of financial institutions, with Fleet National Bank as agent;

     o issuing $90 million of senior subordinated notes and warrants to Fleet Corporate Finance, Inc.; and

     o issuing approximately $95 million of Wilmar preferred and common stock to current shareholders of Wilmar.

In addition, Barnett is expected to have at least $4.3 million of available cash that will be used to fund the transaction.

     Wilmar has obtained financing commitment letters from Fleet National
Bank and Fleet Corporate Finance, Inc. and from certain of its existing shareholders, including four institutional investors, with respect to the terms of the financing or investment described above. The obligations of Fleet National Bank and Fleet Corporate Finance, Inc. to provide the financing described above will terminate if their respective financings are not closed by November 7, 2000. Fleet Corporate Finance's obligation will also terminate if it does not receive a notice of purchase by October 23, 2000. Each commitment letter to purchase Wilmar shares will expire if the merger has not been completed by November 30, 2000.

     Wilmar's obligation to complete the merger is conditioned upon its having obtained sufficient financing to complete the merger, to pay all fees and expenses incurred in connection with the merger, to refinance the existing indebtedness of Barnett and Wilmar and to provide working capital for Wilmar after the merger from Fleet National Bank and Fleet Corporate Finance, Inc. under the commitment letters described above or from other sources on substantially equivalent terms. No alternative financing arrangements or plans exist in the event the arrangements discussed above are not implemented.

     The obligations of Fleet National Bank and Fleet Corporate Finance to provide the financing described above are subject to the execution of definitive documentation. Unless waived, funding from these lenders will be subject to the satisfaction by Wilmar and its subsidiaries of financial tests and other conditions, some of which are beyond Wilmar's control. These conditions include:

     o    satisfactory completion of due diligence with respect to Barnett;

     o Wilmar's receipt of the proceeds of the equity investments described above on terms satisfactory to the lenders;

     o    the solvency of Wilmar;

     o the receipt by Wilmar and Barnett of all shareholder and regulatory approvals necessary to complete the merger;

     o the achievement by Wilmar and its subsidiaries, together with Barnett and its subsidiaries, of certain EBITDA thresholds and leverage ratios;

     o the absence of any materially adverse changes in the business, operations, assets, financial conditions or prospects of Barnett and its subsidiaries and Wilmar and its subsidiaries, taken as a whole;

     o    the completion of the merger;

     o after giving effect to the merger, the continued control of Wilmar by the current shareholders of Wilmar;

     o    the delivery by Wilmar of financial statements;

     o    the absence of materially adverse litigation, and

     o receipt by Wilmar of senior secured credit ratings from Moody's and Standard & Poors.

     In addition to the conditions listed above, funding under the $300 million senior credit facility is conditioned on:

     o the purchase by Fleet Corporate Finance, Inc. of senior subordinated notes and warrants; and

     o the absence of changes in the syndication, financial or capital markets that would be expected to materially impair the syndication of the credit facility.

     The conditions required by Fleet Corporate Finance, Inc. to purchase senior subordinated notes and warrants also include:

     o the absence of material disruptions in the capital markets for securities similar to the senior subordinated notes to be issued by Wilmar; and

     o immediately before the marketing period of the senior subordinated notes, neither Wilmar nor Barnett have marketed a competing issue of debt securities or commercial bank facility other than the $300 million senior credit facility described above.

     There is no assurance that definitive documentation will be executed for these credit facilities or, if executed, that Wilmar will be able to comply with the conditions to funding.

                 INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the recommendation of the special committee and the board of directors, you should be aware that directors and officers of Barnett have relationships or interests that present actual or potential conflicts of interest in connection with the merger. The special committee was appointed in large part because of these interests, particularly those of Waxman, Barnett's principal stockholder. The special committee and the board of directors were aware of these actual and potential conflicts of interest and considered them along with other matters described under "Background and Reasons for the Merger."

Waxman

     Financial Difficulties and Cash Needs of Waxman.

     The special committee and the board of directors believe that the decline in Barnett's price-earnings ratio over the last year has resulted to a significant degree from market anticipation of the cash needs of Waxman resulting from its highly leveraged condition and the 2001 maturity date of its 11-1/8% notes. Accordingly, Barnett might not have considered a sale of Barnett at this time were it not for the possibility and uncertainty of Barnett having 44.2% of its stock transferred to unknown persons in a distressed situation, including a bankruptcy.

     The merger gives stockholders the opportunity to join with Waxman in receiving a 25.2% premium over the pre-merger announcement trading price of the Barnett common stock. The merger price also gives stockholders a 68.4% premium over the trading price on November 16, 1999 immediately before we announced that we had retained Deutsche Bank to explore alternatives for maximizing stockholder value. However, due to the timing of Waxman's' requirements, the merger also means that existing stockholders will not participate in any future increase in the value of Barnett's stock.

     Purchase of Shares held by Waxman. To provide funds necessary for Waxman to make an interest payment to the holders of its 11-1/8% notes and prevent a default which could jeopardize completion of the merger, Barnett has agreed to purchase $2 million of its shares from Waxman no later than September 1, 2000. Funds for the repurchase will be provided by Barnett's working capital line of credit. If the merger occurs, Wilmar has agreed to pay Waxman any difference between the $13.15 merger price and the price that Waxman receives on any pre-merger sale of the shares.

Management

     Most of Barnett's executive officers have existing change of control agreements or, in the case of Mr. Pray, an employment agreement, that entitle them to compensation if their employment is terminated without cause after the merger. Mr. Pray's employment agreement, as modified effective with the merger, is described below. Barnett has change of control agreements with the following executive officers: Andrea M. Luiga, Vice President-Finance and Chief Financial Officer; Alfred C. Poindexter, Vice President-Operations and David R. Janosz, Vice President-Marketing. These agreements provide that if the executive's employment is terminated without cause by Barnett or for good reason by the executive within three years after a change of control, Barnett will pay Ms. Luiga, Mr. Poindexter and Mr. Janosz a lump sum equal to three times, two times and one time, respectively, (1) his or her annual base salary, plus (2) the prior year's bonus and (3) the marginal cost to Barnett of his or her fringe benefits. Eight other officers or managers have change of control agreements similar to Mr. Janosz's. Wilmar has agreed to cause Barnett to perform all of these agreements.

     Employment Agreements.

     Wilmar has agreed to cause Barnett to enter into a five-year employment agreement at the time of the merger with William R. Pray, Barnett's President and Chief Executive Officer. The new agreement will replace his existing agreement, which is currently in the fourth year of a ten-year term. Mr. Pray may receive a signing bonus to be negotiated with Wilmar. The new employment agreement provides for an annual salary of $450,000, which will increase each year by at least 4%. Mr. Pray will be eligible for an annual bonus of up to $300,000, half of which will be based on the achievement of earnings targets established each year by the board of directors and half of which will be subject to the board's discretion. Mr. Pray's current base salary is $380,000, subject to increases based on changes in the Consumer Price Index. The new employment agreement also will increase the type and amount of his fringe benefits, such as his car allowance and club dues and meals, to a total maximum of $50,000 per year.

     If Mr. Pray is terminated without cause or resigns for good reason, both as defined in the agreement, he will be entitled to receive a lump sum, reduced to present value, that is computed by multiplying the sum of (1) his base salary that would be payable over the remaining term, plus (2) his average bonus during the preceding three years times (A) the remaining term, or (B) one year, if greater. Under the current formula, his severance compensation is computed based on a minimum of two years but is subject to reduction to the extent that it would constitute an excess parachute payment under the Internal Revenue Code. Under the new agreement, Mr. Pray's severance compensation will not be subject to reduction if it constitutes a parachute payment and thus may result in an excise tax to Mr. Pray and a non-deductible payment for Barnett. He will be entitled to a tax gross up on his severance pay if he is subject to a higher marginal federal income tax rate than he would have been had he not been terminated, on account of the lump sum payment he received. He will not be entitled to a tax gross-up on account of any parachute payments. Mr. Pray will continue to be subject to a non-compete during the term of the agreement and for two years following termination.

     Wilmar has agreed to cause Barnett to enter into an employment agreement with Ms. Luiga on terms mutually agreeable to Barnett and Ms. Luiga. Ms. Luiga does not presently have an employment agreement apart from her change of control agreement described above.

     Other Executive Compensation Arrangements.

     Each of Barnett's four executive officers and six additional officers or managers entered into stay pay agreements with Barnett effective as of January 1, 2000, which provide for cash bonuses when the merger occurs. Barnett entered into these agreements as inducement for these executives to continue in Barnett's employment while the special committee explored a possible sale of the company. The agreements establish a bonus pool, the total amount of which increases as the price at which Barnett is sold increases. The total amount payable under these agreements at the closing of the merger, after the amendments to the agreements for Mr. Pray and Ms. Luiga discussed below, is approximately $3.6 million. The officers and managers must remain employed by Barnett through the date of the merger, and also have agreed to remain employed for six months after the merger at Barnett's request. Barnett's executive officers will receive the following stay bonuses at the time of the merger: Mr. Pray, approximately $1.1 million; Ms. Luiga, approximately $418,000; Mr. Poindexter, approximately $368,000; and Mr. Janosz, approximately $135,000.

     The stay bonus agreements for Mr. Pray and Ms. Luiga provide for the officer to receive a gross-up payment if the bonus constitutes an excess parachute payment under the Internal Revenue Code, so that the executive will receive the same after-tax amount that he or she would have received had there been no excess parachute payment. Both Mr. Pray and Ms. Luiga have agreed with Wilmar to reduce their stay bonuses to the extent that the bonuses would constitute excess parachute payments under the Internal Revenue Code.

     Wilmar has agreed to cause Barnett to enter into deferred compensation agreements with Mr. Pray and Ms. Luiga at the time of the merger that provide for them to receive approximately $1.7 million and $200,000, respectively, in unfunded deferred compensation, plus interest. Their rights to this deferred compensation will vest over the 24- month period following the merger if they remain employed by Barnett. Vested amounts will be paid on termination of employment for any reason. Unvested amounts will be forfeited if they are terminated for cause or leave without good reason.

     Equity Incentives.

     Wilmar has agreed to make loans to Mr. Pray and Ms. Luiga to enable them to purchase approximately $1.7 million and $200,000, respectively, of common and preferred stock of Wilmar. The price and ratio of common to preferred stock will be the same as that for other investors who make equity contributions to Wilmar at the time of the merger. The loans will be fully recourse and will be secured by the Wilmar stock that the executives purchase. The loans will bear interest, payable semi-annually, at the applicable federal long-term rate, and will mature in ten years, or on the executive's termination of employment, if sooner.

     Wilmar also has agreed to make restricted stock grants to Barnett executives under Wilmar's stock award plan immediately following the merger. Mr. Pray will receive grants of Wilmar common stock that, together with the stock he purchases with the loan described above, total approximately 2.5% of Wilmar's outstanding common stock. Ms. Luiga will receive grants that, together with the stock she purchases with the loan described above, total 1.0% of Wilmar's outstanding common stock. If the executives are terminated at any time for cause or if they terminate their employment with Barnett before the first anniversary of the merger other than for good reason, death or disability, their will forfeit their restricted stock.

     Wilmar has agreed that a committee, consisting of Mr. Pray, Ms. Luiga and two Wilmar executives, will make additional restricted stock grants under Wilmar's stock award plan after the merger to other key Barnett employees which will constitute 1.0% of Wilmar's outstanding common stock after the merger.

     Cash Payment for Options.

     The merger agreement provides for all outstanding stock options issued under Barnett's employee and outside director option plans to become exercisable immediately before the merger. The options will be cancelled in the merger. In exchange, the holders will be entitled to a cash payment equal to the difference, if any, between the $13.15 merger price and the per share option exercise price.

     Of the 1,073,800 options outstanding as of July 1, 2000, only 99,000 have exercise prices lower than $13.15 per share. Approximately 44 key employees will be entitled to a total of approximately $26,100 in exchange for their options, which have exercise prices ranging from $7.50 to $12.50 per share. No executive officers or outside directors will receive any amounts in exchange for their options, all of which have exercise prices greater than $13.15 per share.

     Other.

     Barnett employees who participate in Barnett's employee stock purchase plan will have the right to make purchases at the time of the merger that otherwise would have occurred on September 30, 2000 and March 31, 2001. If they choose to make this final purchase, they must supplement payroll deductions with funds sufficient to pay the full purchase price of the shares for which they have subscribed. The purchase prices will be at a 15% discount from the lower of the then trading pricing or the trading price on October 1, 1999 and April 1, 2000, respectively. Messrs. Pray and Poindexter have subscribed for shares for this final purchase. The total discounts they will receive are not material.

     Wilmar has agreed to appoint Mr. Pray to Wilmar's board of directors following the merger.

     The merger agreement requires Barnett to continue to provide indemnification and, for six years after the merger, related insurance for current and former directors, officers, employees and agents of Barnett. This obligation includes indemnification for any matters relating to the merger.

                       DESCRIPTION OF THE MERGER AGREEMENT

     On July 10, 2000, Barnett entered into the merger agreement with Wilmar and BW Acquisition. The following is a summary of material provisions of the merger agreement not described elsewhere in this proxy statement. Because it is a summary, it does not include all of the information that is included in the merger agreement. The merger agreement is attached as Appendix 1 to this proxy statement. We encourage you to read the merger agreement carefully in its entirety.

The Merger and Merger Price

     Upon effectiveness of the merger, BW Acquisition will merge into Barnett, and Barnett will continue as the surviving company. In connection with the merger, unless you exercise dissenters' rights of appraisal, you will be entitled to receive $13.15 in cash for each of your shares of Barnett common stock.

     As a result of the merger, Barnett will become a privately-held company, wholly owned by Wilmar. After the merger, the separate corporate existence of BW Acquisition will cease.

Time of Closing

     The merger will close on the third business day after satisfaction or waiver of the conditions to the merger. To complete the merger, Barnett and BW Acquisition will file a certificate of merger with the Secretary of State of the State of Delaware.

Representations and Warranties

     In the merger agreement, Barnett, Wilmar and BW Acquisition have made customary representations and warranties to each other about their organization, operations and financial and other matters. The representations and warranties in the merger agreement do not survive the closing of the merger and, except for breaches that occur before termination, do not survive termination of the merger agreement.

Barnett's Covenants

     The following summarizes the most significant covenants we have made in the merger agreement:

               Interim Conduct of Our Business. Until the merger becomes effective, we have agreed to conduct our business in the ordinary course consistent with past practice. We have also agreed to use reasonable best efforts to preserve our business and relationships with third parties, officers and key employees.

               In addition, we have agreed not to do any of the following before the merger:

               o    issue capital stock;

               o amend our organizational documents, declare dividends or recapitalize our stock;

               o merge with any other person, or make material acquisitions or disposals;

               o    incur or prepay significant debt;

               o adopt new employee compensation arrangements or materially increase employee compensation or benefits;

               o    modify our material contracts;

               o settle, waive or release material rights, claims or litigation;

               o take or fail to take any action that would make the representations and warranties in the merger agreement inaccurate;

               o make any tax elections or settle any material income tax liability; or

               o    change our accounting policies or procedures.

               No Solicitation. We have agreed that before the merger we will not solicit, negotiate or provide information about Barnett regarding any alternative business combination or invite or encourage any inquiry about an alternative proposal. However, we may provide information and enter into discussions in response to any unsolicited superior proposal that our Board of Directors determines in good faith must be pursued in order for the board to fulfill its fiduciary duties to our stockholders. Barnett has agreed to pay Wilmar a termination fee of $7.2 million and up to $1.5 million of expenses if Barnett terminates the merger agreement to pursue a superior transaction.

Wilmar's Covenants

     The following summarizes the most significant covenants Wilmar has made in the merger agreement:

               Indemnification and Insurance of Barnett's Directors, Officers and Employees. Wilmar agreed that all rights to indemnification of Barnett's present and former employees, officers, agents and directors existing at the time of the merger agreement will remain in effect after the merger, including indemnification for matters relating to the merger. Wilmar has also agreed that for six years after the merger, the surviving company will maintain officers' and directors' liability insurance policies on terms no less favorable than our current coverage. However, Wilmar will not be obligated to pay premiums greater than 150% of the premium paid by Barnett in 1999.

               Employee Benefits. Wilmar has agreed that for one year after the merger, Barnett will continue the compensation programs and plans and employee benefit and welfare plans and policies provided by Barnett immediately before the merger (or programs not materially less favorable, taken as a whole).

Additional Agreements

     The parties to the merger agreement have agreed to use all reasonable efforts to do anything necessary or advisable to close the merger and related transactions. We have also agreed to cooperate with each other regarding making the necessary filings with the Securities and Exchange Commission, obtaining regulatory and other consents, holding the special meeting of Barnett stockholders to approve the merger, making public announcements, and de-listing the Barnett common stock from Nasdaq.

Conditions

     Mutual Closing Conditions. Both parties' obligations to close the merger are subject to the satisfaction or waiver at or before the time the merger becomes effective of the following conditions:

     o the waiting period under the Hart-Scott-Rodino Act having expired or been terminated;

     o there being no proceeding by any governmental body challenging, delaying or prohibiting the merger; and

     o    the approval by Barnett's stockholders of the merger.

     On July 26, 2000, Wilmar and Barnett filed the required pre-merger notifications with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     Additional Closing Conditions for Wilmar's Benefit. Wilmar's obligation to complete the merger is subject to the satisfaction or waiver of the following additional conditions:

     o    the receipt by Wilmar of necessary debt financing;

     o the exercise of dissenters' appraisal rights by the holders of not more than five percent (5%) of Barnett's outstanding common stock;

     o the material performance by Barnett of its obligations under the merger agreement;

     o Barnett's representations and warranties being accurate as of the closing date of the merger to the extent specified in the merger agreement, including there being no material adverse change in our business;

     o    the receipt of material consents required by Wilmar's agreements; and

     o the stockholder agreement and voting trust agreement and this proxy statement must be in full force and effect.

     Additional Closing Conditions for Barnett's Benefit. Barnett's obligation to complete the merger is subject to the following additional conditions:

     o the material performance by Wilmar and BW Acquisition of their obligations under the merger agreement;

     o the representations and warranties of Wilmar and BW Acquisition being accurate as of the closing date of the merger to the extent specified in the merger agreement; and

     o    the receipt of material consents required by our agreements.

Termination of the Merger Agreement

     The merger agreement may be terminated at any time before the closing in any of the following ways:

     (1)  by mutual written consent of Barnett and Wilmar;

     (2) by either Barnett or Wilmar if the merger is not completed by November 30, 2000 (or 60 days after the Barnett stockholders meeting, if sooner), but the party seeking to terminate for this reason must not be in breach of its obligations under the merger agreement;

     (3) by either Barnett or Wilmar if completion of the merger is prohibited by a court or governmental entity;

     (4) by Wilmar if our board of directors withdraws or changes its approval of the merger agreement in a manner adverse to Wilmar, recommends an alternative transaction or fails to recommend against an alternative tender offer or exchange offer;

     (5) by either Barnett or Wilmar if Barnett's stockholders do not approve the merger;

     (6) by either Barnett or Wilmar if Wilmar's financing sources terminate their commitments to provide Wilmar with the debt financing necessary to complete the merger and Wilmar does not find replacement financing within 21 days;

     (7) by either Barnett or Wilmar if the other breaches in any material respect any of its representations, warranties or covenants in the merger agreement unless and for so long as the breaches can be cured and the breaching party is making reasonable best efforts to cure; and

     (8) by Barnett if our board of directors has been advised by independent legal counsel that failure to terminate would result in a breach of the board's fiduciary duties at a time when another party has made a proposal superior to the merger.

     If the merger agreement terminates, it will become void. However, termination will not affect the rights of any party against any other party for breach of the merger agreement. Also, the obligation to pay the fees and expenses described under "Termination Fees" below survives termination of the agreement.

Termination Fees and Expenses

     Barnett has agreed to pay Wilmar a termination fee of $7.2 million if:

     o Barnett terminates the merger agreement for the reasons outlined in paragraph (10) above;

     o If Wilmar terminates the merger agreement for the reasons outlined in paragraph (6); or

     o Wilmar terminates the merger agreement for the reasons outlined in paragraph (7), payable upon completion of an alternative transaction to the merger that had been publicly announced at the time Barnett stockholders failed to approve the merger.

In addition, if the agreement is terminated by either Barnett or Wilmar because the other has breached the merger agreement, the terminating party is entitled to receive expenses of up to $1.5 million from the breaching party.

Expenses

     Except as described above, all expenses incurred in connection with the merger agreement will be paid by the party incurring those expenses.

Amendments; Waivers

     Any provision of the merger agreement may be amended in writing before the merger becomes effective. However, after approval of the merger agreement by Barnett's stockholders, no amendment can be made that changes the consideration to be received for their Barnett common stock.

Stockholder Litigation

     On July 12, 2000, Mark Abrams filed a purported class action on behalf of the public stockholders of Barnett against Barnett and its directors in the Circuit Court for Duval County, Florida. The complaint alleges that the defendants violated their fiduciary duties to the public stockholders. It alleges that Waxman is a distressed seller that has accepted an inadequate price for its shares of Barnett and that the defendants failed to actively conduct an auction. The complaint seeks to enjoin the merger and also seeks damages of less than $75,000. Barnett believes that the allegations are without merit.

                          FEDERAL INCOME TAX TREATMENT

     The following is a discussion of certain federal income tax consequences of the merger to holders of Barnett common stock. The discussion is based upon the Internal Revenue Code, Treasury regulations, IRS rulings, and judicial and administrative decisions in effect as of the date of this proxy statement. This discussion assumes that the Barnett common stock is generally held for investment. In addition, this discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or to Barnett stockholders subject to special rules, such as non-United States persons, financial institutions, tax-exempt organizations, dealers in securities or foreign currencies or insurance companies.

     The receipt of cash for Barnett common stock pursuant to the merger will be a taxable transaction for federal income tax purposes to stockholders, and may be a taxable transaction for state, local and foreign tax purposes as well. You will recognize a gain or loss measured by the difference between your tax basis for the Barnett common stock owned by you at the time of the merger and the amount of cash you receive for your Barnett shares. Your gain or loss will be a capital gain or loss if your Barnett stock is a capital asset in your hands. If your Barnett stock was held as a capital asset, your gain or loss will be long-term capital gain or loss if you held your stock for more than one year; otherwise, it will be short-term gain or loss.

     Under federal law, the exchange agent, American Stock Transfer and Trust Company, must withhold 31% of the cash payments to holders of Barnett common stock to whom backup withholding applies, and the federal income tax liability of such persons will be reduced by the amount withheld. To avoid backup withholding, you must provide the exchange agent with your taxpayer identification number and complete a form in which you certify that you have not been notified by the IRS that you are subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her Social Security number.

     Neither Barnett nor Wilmar has requested or will request a ruling from the IRS as to any of the tax effects to Barnett's stockholders of the transactions discussed in this proxy statement, and no opinion of counsel has been or will be rendered to Barnett's stockholders with respect to any of the tax effects of the merger to stockholders.

     The tax consequences of the merger to you may vary depending upon your particular circumstances. Therefore, you should consult your tax advisor to determine the particular tax consequences of the merger to you, including those relating to state, local and/or foreign taxes.

                     YOU HAVE APPRAISAL RIGHTS IN THE MERGER

     Under Delaware law, if you do not wish to accept the cash payment provided for in the merger agreement, you have the right to dissent from the merger and to receive payment in cash for the fair value of your Barnett common stock. Barnett stockholders electing to exercise dissenters' rights must comply with the provisions of Section 262 of the Delaware General Corporation Law in order to perfect their rights. Barnett will require strict compliance with these statutory procedures. The full text of Section 262 is attached as Appendix 3 to this proxy statement.

     The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed in order to dissent from the merger and perfect a stockholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements. You should read Section 262 of the Delaware General Corporation Law in Appendix 3 to this proxy statement.

How to Exercise Appraisal Rights

     Section 262 requires that stockholders be notified at least 20 days before the date of the special meeting at which stockholders will vote on the merger that dissenters' appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes Barnett's notice to its stockholders under Section 262 of the availability of dissenters' rights. If you wish to consider exercising your dissenters' rights, you should carefully review the text of Section 262 contained in Appendix 3 because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your dissenters' rights under Delaware law.

     If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

     o You must deliver a written demand for appraisal of your shares to Barnett before the vote on the merger. This written demand for appraisal must be in addition to and separate from any proxy abstaining from or voting against the merger. Voting against or failing to vote for the merger by itself does not constitute a demand for appraisal within the meaning of Section 262.

     o You must not vote for the merger. An abstention or failure to vote will satisfy this requirement, but a vote for the merger, by proxy or in person, will constitute a waiver of your dissenters' rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

     If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your shares of Barnett common stock as provided for in the merger agreement but you will have no dissenters' rights with respect to your Barnett common stock.

     To be effective, a demand for appraisal by a holder of Barnett common stock must:

     o be made by, or in the name of, the registered stockholder, exactly as the stockholder's name appears on his or her stock certificate(s);

     o reasonably inform Barnett of the identity of the stockholder and the intention of the stockholder to demand appraisal of his or her shares; and

     o be executed by, or on behalf of, the record holder of the shares of Barnett common stock.

     All demands for appraisal should be addressed to the Corporate Secretary, Barnett, Inc., 3333 Lenox Avenue, Jacksonville, Florida 32256, and delivered before the vote on the merger is taken at the special meeting.

     Demand cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial holder must, in such cases, have the registered owner submit the required demand in respect of the shares.

     If your shares of Barnett common stock are held in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or other nominee to determine the appropriate procedures for making a demand for appraisal by the nominee.

     If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

Procedure for Appraisal Proceeding

     Within 10 days after the effective date of the merger, Wilmar must give written notice to each Barnett stockholder who has properly filed a written demand for appraisal and who did not vote for the merger that the merger has become effective. Within 120 days after the effective date, either Wilmar or any Barnett stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Wilmar does not presently intend to file such a petition in the event there are dissenting stockholders and has no obligation to do so. Accordingly, the failure of a stockholder to file the required petition within 120 days after the effective date of the merger could nullify the stockholder's previously written demand for appraisal.

     If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Wilmar, Wilmar will then be obligated within 20 days after receiving service of a copy of the petition to provide the Chancery Court with a verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares. After notice to dissenting stockholders, the Chancery Court has authority to conduct a hearing upon the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings; and if any stockholder fails to comply with this direction, the Chancery Court may dismiss the proceedings as to that stockholder.

     After determination of the stockholders entitled to appraisal of their shares of Barnett common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest. When the value is determined, the Chancery Court will direct the payment of this value, plus interest accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by the holders of the certificates representing their shares.

     At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her shares of Barnett common stock. In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the merger agreement.

     Costs of the appraisal proceeding may be imposed upon Wilmar and the stockholders participating in the appraisal proceeding by the Chancery Court as it deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective date of the merger, be entitled to vote shares subject to their demand for any purpose or to receive payments of dividends or any other distribution with respect to the shares (other than with respect to payment as of a record date prior to the effective date). However, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the merger within 60 days after the effective date of the merger, then the right of the stockholder to appraisal will cease and the stockholder will be entitled to receive the cash payment for shares of his or her Barnett common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective date of the merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective date.

     In view of the complexity of Section 262, Barnett stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

                                  BARNETT INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following selected financial information has been derived from Barnett's financial statements. The financial statements for each of the years in the five year period ended June 30, 1999 have been audited by Arthur Andersen LLP, independent certified public accountants. The financial statements for the nine month periods ended March 31, 2000 and March 31, 1999 are unaudited.

                                    Nine Months Ended                          Fiscal Years Ended June 30,
                                 ------------------------    -----------------------------------------------------------------
                                        March 31,                    (Amounts in thousands, except per share amounts)
                                   2000          1999          1999          1998          1997          1996          1995
                                   ----          ----          ----          ----          ----          ----          ----
                                       (unaudited)
Income Statement Data:
Net sales(1).................     $211,820       174,390      $241,374      $199,578     $160,068      $127,395      $109,107
Cost of sales................      142,271       116,330       161,183       132,135      105,376        84,748        71,815
                                 ----------    ----------    ----------    ----------    ---------     ---------     ---------
  Gross profit...............       69,549        58,060        80,191        67,443       54,692        42,647        37,292
Selling, general and
administrative                      47,970        38,790        53,906        44,061       35,068        26,877        23,772
   expenses..................
Corporate charge.............                                       --            --           --         1,342         1,862
                                 ----------    ----------    ----------    ----------    ---------     ---------     ---------
Operating income.............       21,579        19,270        26,285        23,382       19,624        14,428        11,658
Interest expense.............        1,479           674         1,217           157           59         1,921         2,139
                                 ----------    ----------    ----------    ----------    ---------     ---------     ---------
Income before income taxes
   and extraordinary item....       20,100        18,596        25,068        23,225       19,565        12,507         9,519
Provision for income taxes...        8,049         7,263         9,853         8,948        7,530         4,625         3,500
                                 ----------    ----------    ----------    ----------    ---------     ---------     ---------
Income before extraordinary         12,051        11,333        15,215        14,277       12,035         7,882         6,019
item.........................
Extraordinary loss on early
  retirement of debt, net of
  tax benefit(2).............                                       --            --           --           724            --
                                 ----------    ----------    ----------    ----------    ---------     ---------     ---------
Net income...................     $ 12,051      $ 11,333      $ 15,215      $ 14,277     $ 12,035        $7,158        $6,019
                                 ==========    ==========    ==========    ==========    =========     =========     =========
Earnings per common share:
   Basic.....................       $ 0.74        $ 0.70        $ 0.94        $ 0.88       $ 0.76        $ 0.55        $ 0.65
   Diluted...................       $ 0.74        $ 0.70        $ 0.94        $ 0.87       $ 0.75        $ 0.55        $ 0.65
Weighted average shares
outstanding: (3)
   Basic.....................       16,238        16,212        16,195        16,179       15,785        12,914         9,318
   Diluted...................       16,243        16,216        16,200        16,341       15,987        12,914         9,318

                                    Nine Months Ended                          Fiscal Years Ended June 30,
                                 ------------------------    -----------------------------------------------------------------
                                        March 31,                    (Amounts in thousands, except per share amounts)
                                   2000          1999          1999          1998          1997          1996          1995
                                   ----          ----          ----          ----          ----          ----          ----
                                       (unaudited)
Balance Sheet Data:
Working capital..............     $ 81,576      $ 67,005      $ 70,326      $ 52,431     $ 44,867      $ 30,744      $ 29,171

Total assets.................      161,501       147,751       149,186        95,784       77,015        58,300        52,413

Total long-term debt, excluding
   push-down bank debt.......       33,000        33,000        33,000             0            0             0        18,126

Push-down bank debt(4).......            0             0             0             0            0             0         4,874

Stockholders' equity.........      103,835        87,572        91,571        76,161       60,611        41,324        17,428

-----------------------------

(1) Before July 1, 1995, Barnett recorded shipments delivered directly to the customer from certain suppliers (factory direct) as contributed margin (net reduction of cost of goods sold). Beginning on July 1, 1995, Barnett began to record these shipments as net sales, resulting in an increase in net sales of $2,979 for the fiscal year ended June 30, 1996.

(2) In accordance with Securities and Exchange Commission rules, the financial statements have been adjusted to reflect push-down adjustments from Waxman USA, comprised of certain bank indebtedness ("push-down debt") which was repaid by Barnett with the net proceeds of its initial public offering. Barnett incurred a one-time, non-cash extraordinary charge of $724 (net of applicable tax benefit of $426) which was a result of the write-off of unamortized debt issuance costs incurred in connection with Barnett prepaying its borrowings under a secured revolving credit facility. This indebtedness included push-down bank indebtedness from Waxman USA. This charge was recorded in the quarter ended June 30, 1996.

(3) The historical shares outstanding for fiscal years ended 1996 and 1995 were before Barnett's initial public offering, which changed Barnett's capitalization structure.

(4) In accordance with Securities and Exchange Commission rules, Barnett's historic financial statements for periods prior to the initial public offering have been adjusted to reflect the push-down of certain bank indebtedness from Waxman USA that was secured by the accounts receivable, inventory, certain general intangibles and unencumbered fixed assets of Barnett, WOC and Waxman Consumer Products Group Inc., a wholly owned indirect subsidiary of Waxman USA. The push-down bank debt was retired upon the consummation of the initial public offering and the application of the net proceeds from the offering.

                      MARKET PRICE OF BARNETT COMMON STOCK
                            AND DIVIDEND INFORMATION

         Barnett common stock is traded on the Nasdaq National Market under the symbol "BNTT." The following table shows, for the periods indicated, the high and low sales prices per share of Barnett common stock as reported on the Nasdaq National Market.

                                                                             High            Low
                                                                             ----            ---
Fiscal 1999 (July 1, 1998 - June 30, 1999)
   First Quarter...................................................     $     22.75     $     8.38
   Second Quarter..................................................           14.88           7.88
   Third Quarter...................................................           17.63           8.44
   Fourth Quarter..................................................           11.13           7.50

Fiscal 2000 (July 1, 1999 - June 30, 2000)
   First Quarter...................................................     $      9.19     $     8.00
   Second Quarter..................................................           10.75           8.50
   Third Quarter...................................................           11.12          10.25
   Fourth Quarter..................................................           11.62           9.44

Fiscal 2001 (July 1, 2000 - June 30, 2001)
   First Quarter (through July 14, 2000)...........................     $     12.44     $     9.70

     On July 7, 2000, the last trading day before the announcement of the proposed merger, the high, low and closing sales prices of Barnett common stock were $10.50, $10.25 and $10.50 per share. On ____________, 2000, the last trading day before the date of this proxy statement, the high, low and closing sales prices were $_____, $_____ and $_____. You should obtain current market price quotations for our common stock in connection with voting your shares on the merger.

     On the record date for the special meeting, there were approximately
____ holders of record of our common stock. During the periods covered by the above table, we have not paid any dividends. The merger agreement and our credit agreement limit our ability to pay dividends on our common stock.

                             COMMON STOCK OWNERSHIP

     The following table sets forth, as of __________, 2000, the number of shares of our common stock beneficially owned by each director and executive officer, by the directors and executive officers of Barnett as a group and by each holder known to us of at least 5% of our outstanding common stock. Unless otherwise indicated in the footnotes, each of the stockholders has sole voting and investment power over the shares beneficially owned. As required by rules of the Securities and Exchange Commission, the table includes all stock options held by the directors or named executive officers because all options will become exercisable immediately before the merger, regardless of their original vesting schedule. However, all of the options included in the table will be cancelled in the merger without any payment to the holder because they have exercise prices greater than the $13.15 per share merger price.

                                                                 Amount and Nature
                                                                   of Beneficial            Percent of
Name of Beneficial Owner                                             Ownership                Stock
------------------------                                         -----------------          ----------

Waxman Industries, Inc.(1)(4)                                         7,186,530                44.2%
Melvin Waxman(2)(3)(4)                                                7,310,530                44.7%
Armond Waxman(2)(3)(4)                                                7,311,230                44.7%
Artisan Partners Limited Partnership(5)                               1,259,400                  7.7%
Sheldon Adelman(3)                                                       35,000                  *
Morry Weiss(3)                                                           60,000                  *
William R. Pray(6)(7)                                                   224,162                  1.4%
Andrea M. Luiga(6)                                                       67,199                  *
Alfred C. Poindexter(6)(7)                                               41,655                  *
David R. Janosz(6)                                                       15,000                  *
Directors and executive officers
      as a group (8 individuals)(2) (6)(7)                            7,878,246                46.7%

___________________________

* Less than 1%.

(1) The shares beneficially owned by Waxman Industries, Inc. are owned through its wholly-owned subsidiary, Waxman USA Inc. The address of Waxman Industries, Inc. and Waxman USA Inc. is 24460 Aurora Road, Bedford Heights, Ohio 44146.

(2) Includes 7,186,530 shares of common stock owned by Waxman USA Inc. Each of Messrs. Melvin and Armond Waxman may be deemed to be the beneficial owners of such shares by virtue of their respective positions as co-chief executive officers and chairman of the board and president, respectively, of Waxman USA Inc. Messrs. Armond and Melvin Waxman have disclaimed beneficial ownership of the shares owned by Waxman USA Inc.

(3) Includes for each of Messrs. Melvin Waxman, Armond Waxman, Adelman and Weiss an aggregate of 100,000, 100,000, 25,000 and 45,000 shares of common stock, respectively, which may be acquired upon the exercise of stock options issued under Barnett's 1996 Non-Employee Director Stock Option Plan. These options have exercise prices greater than the $13.15 per share price.

(4) Includes $2 million of shares that Barnett has agreed to buy from Waxman USA on or before September 1, 2000, based on the average closing price during the ten preceding trading days, in order to provide funds necessary for Waxman USA to make a debt payment to its note holders. Based on the average closing price during the ten-day period ended __________ 2000, Barnett would have purchased __________ Barnett shares from Waxman USA had the purchase taken place on ___________ 2000.

(5) The information about Artisan Partners Limited Partnership was obtained from a Schedule 13G filed on February 14, 2000 with the Securities and Exchange Commission and from a Schedule 13F filed with the Securities and Exchange Commission reporting ownership as of March 31, 2000. The address of Artisan Partners Limited Partnership is 1000 North Water Street, #1770, Milwaukee, Wisconsin 53202. Artisan Partners Limited Partnership, an investment advisor, has shared voting and dispositive power over the shares shown.

(6) Includes for each of Mr. Pray, Ms. Luiga, Mr. Poindexter and Mr. Janosz 220,000, 65,000, 40,000 and 15,000 shares of common stock, respectively, which may be acquired upon the exercise of employee stock options. These options have exercise prices greater than the $13.15 per share merger price.

(7) Includes for Mr. Pray and Mr. Poindexter 1,665 and 556 shares of common stock, respectively, which they have to right to acquire under Barnett's employee stock purchase plan on September 30, 2000 and at the time of the merger at a 15% discount from the lower of their then trading price or the trading price at the beginning of the purchase option period.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement contains forward-looking statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain the words "believe," "expect, "anticipate" or similar expressions. You should not place undue reliance on these forward-looking statements, which speak only as of the date made. They are based on Barnett's current expectations and are subject to a number of risks and uncertainties, including changes in customer preferences, competition, changes in business strategy, the management of growth, and general economic conditions. Barnett does not undertake to publicly revise these forward-looking statements to reflect future events or circumstances.

                STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

     The deadline for submission of stockholder proposals under Rule 14a-8 under the Securities Exchange Act of 1934 for inclusion in Barnett's proxy statement for its 2000 annual meeting of stockholders was June 27, 2000. Notice to Barnett of a stockholder proposal submitted otherwise other than pursuant to Rule 14a-8 will be considered timely only if received by Barnett during the 30-day period ending October 3, 2000.

                            EXPENSES OF SOLICITATION

     Barnett will pay all expenses relating to the solicitation of proxies. Solicitation will be made principally by mail, but officers and regular employees may solicit proxies by telephone or personal contact with nominal expense to Barnett. Barnett will request brokers and other nominees who hold common stock in their names to solicit proxies from the beneficial owners of the shares and will pay the standard charges and expenses for doing so.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE MERGER. PROXIES WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY IN THEIR PROXIES A CONTRARY CHOICE.

     Please complete, date and sign your proxy card and mail it in the enclosed postage-paid envelope as soon as possible, so that your shares may be represented at the special meeting. You may change your vote at any time before your proxy is voted.



                                       By Order of the Board of Directors


                                       ALFRED C. POINDEXTER, Secretary

____________, 2000

                                                                      Appendix 1

                                MERGER AGREEMENT









                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                                 BARNETT, INC.,

                             WILMAR INDUSTRIES, INC.

                                       AND

                              BW ACQUISITION, INC.




                            DATED AS OF JULY 10, 2000







                                      1-1

                               TABLE OF CONTENTS



                                                                            Page

         TABLE OF CONTENTS ............................................     1-2

ARTICLE I THE MERGER...................................................     1-7

         Section 1.1     The Merger ...................................     1-7

         Section 1.2     Effective Time of the Merger..................     1-8

         Section 1.3     Closing.......................................     1-8

         Section 1.4     Directors and Officers of the Surviving
                         Corporation...................................     1-8

ARTICLE II CONVERSION OR CANCELLATION OF SHARES IN THE MERGER..........     1-9

         Section 2.1     Conversion (or Cancellation) of Shares........     1-9

         Section 2.2     Payment of Cash for Shares....................     1-9

         Section 2.3     Exchange of Certificates......................     1-11

         Section 2.4     Dissenting Shares.............................     1-11

         Section 2.5     Stock Options.................................     1-12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............     1-13

         Section 3.1     Organization..................................     1-13

         Section 3.2     Capitalization................................     1-13

         Section 3.3     Company Subsidiaries..........................     1-14

         Section 3.4     Authority Relative to this Agreement..........     1-15

         Section 3.5     Consents and Approvals; No Violations.........     1-15

         Section 3.6     Company SEC Reports...........................     1-16

         Section 3.7     Absence of Certain Changes....................     1-17

         Section 3.8     Litigation....................................     1-17

         Section 3.9     Absence of Undisclosed Liabilities............     1-17

         Section 3.10    Contracts; No Default.........................     1-17

         Section 3.11    Taxes.........................................     1-18

         Section 3.12    Assets........................................     1-19

         Section 3.13    Non-Competition Agreements....................     1-19

         Section 3.14    Employee Benefit Plans; Labor Matters.........     1-19

         Section 3.15    Intellectual Property.........................     1-22

         Section 3.16    Environmental Matters.........................     1-22

         Section 3.17    Labor Matters.................................     1-23

         Section 3.18    Employment Matters............................     1-23

         Section 3.19    Insurance.....................................     1-23

         Section 3.20    Brokers.......................................     1-24

         Section 3.21    Information...................................     1-24

         Section 3.22    Vote Required.................................     1-24

         Section 3.23    Affiliate Transactions........................     1-24



                                      1-2

         Section 3.24    Delaware Section 203 and Other Statutes.......     1-24

         Section 3.25    Disclosure....................................     1-25

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.....     1-25

         Section 4.1     Organization..................................     1-25

         Section 4.2     Capitalization................................     1-25

         Section 4.3     Authority Relative to this Agreement..........     1-26

         Section 4.4     No Conflict...................................     1-26

         Section 4.5     Litigation....................................     1-27

         Section 4.6     Information...................................     1-27

         Section 4.7     Brokers.......................................     1-27

         Section 4.8     Financing.....................................     1-27

ARTICLE V COVENANTS....................................................     1-28

         Section 5.1     Conduct of Business by the Company Pending
                         the Merger....................................     1-28

         Section 5.2     Access and Information........................     1-31

         Section 5.3     Filings; Other Action.........................     1-31

         Section 5.4     Proxy Statement...............................     1-32

         Section 5.5     Stockholders Meeting..........................     1-33

         Section 5.6     Public Announcements..........................     1-34

         Section 5.7     Stock Exchange De-Listings....................     1-34

         Section 5.8     Employee Benefits.............................     1-34

         Section 5.9     Company Indemnification Provision.............     1-35

         Section 5.10    No Solicitation...............................     1-38

         Section 5.11    Additional Matters............................     1-40

         Section 5.12    Offer to Repurchase Certain Shares............     1-40

ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER....................     1-41

         Section 6.1     Conditions to Each Party's Obligation to
                         Effect the Merger.............................     1-41

         Section 6.2     Conditions to Obligation of the Company to
                         Effect the Merger.............................     1-41

         Section 6.3     Conditions to Obligations of Parent and
                         Merger Sub to Effect the Merger...............     1-42

ARTICLE VII TERMINATION, AMENDMENT AND WAIVER..........................     1-43

         Section 7.1     Termination...................................     1-43

         Section 7.2     Effect of Termination.........................     1-44

         Section 7.3     Amendment.....................................     1-45

         Section 7.4     Waiver........................................     1-45

         Section 7.5     Termination Fee and Expenses..................     1-45

ARTICLE VIII GENERAL PROVISIONS........................................     1-46

         Section 8.1     Certain Definitions...........................     1-46



                                      1-3

         Section 8.2     Survival of Representations, Warranties
                         and Agreements................................     1-47

         Section 8.3     Notices.......................................     1-47

         Section 8.4     Amendments; No Waivers........................     1-48

         Section 8.5     Expenses......................................     1-49

         Section 8.6     Transfer Taxes................................     1-49

         Section 8.7     Successors and Assigns........................     1-49

         Section 8.8     Governing Law and Venue; Waiver of Jury Trial.     1-49

         Section 8.9     Counterparts; Effectiveness...................     1-50

         Section 8.10    Severability..................................     1-50

         Section 8.11    Specific Performance..........................     1-50

         Section 8.12    Entire Agreement; No Third Party
                         Beneficiaries.................................     1-51



                                      1-4

                             INDEX OF DEFINED TERMS


                                                                Section
                                                                -------
Acquisition Agreement.....................................      5.10(d)
Action....................................................      6.1(d)
Audited Financial Statements..............................      3.6
Benefit Plan..............................................      3.14(a)(i)
Closing...................................................      1.3
Closing Date..............................................      1.3
COBRA.....................................................      3.14(a)(vi)
Code......................................................      3.14(a)(ix)
Common Share Exchange Ratio...............................      2.1(c)
Common Stock..............................................      2.1(a)
Company...................................................      Introduction
Company Benefit Plan......................................      3.13
Company Disclosure Letter.................................      Article III
Company Financial Statements..............................      3.6
Company Intellectual Property Rights......................      3.15(a)
Company Material Adverse Effect...........................      3.1
Company Principal.........................................      Factual Recitals
Company SEC Reports.......................................      3.5
Company Stockholders Meeting..............................      5.4
Company Subsidiaries......................................      3.3(a)
Company Voting Agreement..................................      Factual Recitals
Confidentiality Agreement.................................      5.2
Delaware Corporate Law....................................      1.1
Dissenting Shares.........................................      2.4
Effective Time............................................      1.2
Employee..................................................      3.14
Encumbrance...............................................      3.5
Environmental Law.........................................      3.16
ERISA.....................................................      3.14(a)(v)
Exchange Act..............................................      3.5
Exchange Agent............................................      2.2(a)
Expenses..................................................      7.5(c)
Financing.................................................      4.8
Financing Letters.........................................      4.8
GAAP......................................................      3.6
Governmental Entity.......................................      3.5
Governmental Requirements.................................      3.5
Hazardous Substance.......................................      3.16
HSR Act...................................................      3.5
Indemnification Parties...................................      5.9(b)
Indemnified Parties.......................................      5.9(a)



                                      1-5

                                                                Section
                                                                -------
Indemnifying Party........................................      5.9(b)
Interim Financial Statements..............................      3.6
Material Assets...........................................      3.11(a)
Merger....................................................      Factual Recitals
Merger Sub................................................      Introduction
Merger Consideration......................................      2.1(a)
Merger Sub Common Stock...................................      4.2
Notice of Superior Proposal...............................      5.10(b)
Option....................................................      2.5
Option Plans..............................................      2.5
Parent Disclosure Letter..................................      Article IV
Parent Material Adverse Effect............................      4.1
PBGC......................................................      3.14(a)(viii)
Permitted Encumbrances....................................      3.11(a)
Permitted Investments.....................................      2.2(a)
Preferred Stock...........................................      2.1(c)
Proxy.....................................................      Factual Recitals
Proxy Statement...........................................      5.4
Requisite Company Vote....................................      3.4
Retiree Welfare Plan......................................      3.14(a)(iv)
SEC.......................................................      3.5
Securities Act............................................      5.4
Superior Proposal.........................................      5.10(d)
Surviving Corporation.....................................      1.1
Surviving Corporation Bylaws..............................      1.1
Surviving Corporation Certificate of Incorporation........      1.1
Takeover Proposal.........................................      5.10(a)
Termination Fee...........................................      7.5(a)
Terminating Company Breach................................      7.1(g)
Terminating Parent Sub Breach.............................      7.1(h)
Transfer Taxes............................................      8.6
Welfare Plan..............................................      3.14(a)(iii)




                                      1-6

                          AGREEMENT AND PLAN OF MERGER


         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of July __, 2000, among BARNETT, INC., a Delaware corporation (the "Company"), WILMAR INDUSTRIES, INC., a New Jersey corporation ("Parent") and BW ACQUISITION, INC., a Delaware corporation ("Merger Sub").

         WHEREAS, the respective Boards of Directors of each of the Company, Parent and Merger Sub have approved this Agreement, pursuant to which, among other things, Merger Sub will be merged with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law, as amended ("Delaware Corporate Law");

         WHEREAS, concurrently with the execution of the Agreement, as a condition to the willingness of Parent and Merger Sub to enter into the Agreement, (i) Waxman Industries Inc. and Waxman USA Inc. (collectively, the "Company Principal") entered into a Stockholder Agreement and Voting Trust Agreement with Parent and Merger Sub (collectively, the "Company Voting Agreement"), which provides for, among other things, the Company Principal to deposit 6,186,530 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), beneficially owned by the Company Principal in a voting trust, and the agreement of the Company Principal and the voting trustee named therein to vote all shares of Common Stock beneficially owned by the Company Principal in favor of approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and (ii) the Company Principal delivered to Parent and Merger Sub a proxy (the "Proxy") in respect of an additional 1,000,000 of such shares of Common Stock beneficially owned by the Company Principal.

         WHEREAS, certain terms used in this Agreement which are not capitalized have the meanings specified in Section 8.1.

         WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2 hereof), Merger Sub shall be merged with and into the Company in accordance with the applicable provisions of Delaware Corporate



                                      1-7

Law and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and all of its rights, privileges, powers, immunities, purposes and franchises shall continue unaffected by the Merger. The Merger shall have the effects set forth in Sections 251, 259 and 261 of Delaware Corporate Law. Pursuant to the Merger, the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time (the "Surviving Corporation Certificate of Incorporation") until amended in accordance with the terms thereof and applicable law, except that as of the Effective Time, Article I of such Certificate of Incorporation shall be amended to read as follows: "The name of the corporation is Barnett, Inc." The bylaws of the Surviving Corporation shall be the bylaws of Merger Sub in effect immediately prior to the Effective Time (the "Surviving Corporation Bylaws") until amended in accordance with the terms thereof and applicable law.

     Section 1.2 Effective Time of the Merger. The Merger shall become effective when the Certificate of Merger is executed and filed with the Secretary of State of the State of Delaware in accordance with Delaware Corporate Law, or at such later time as the parties hereto shall have designated in such filing as the effective time of the Merger (the "Effective Time"), which filing shall be made as soon as practicable after the closing of the transactions contemplated by this Agreement in accordance with Section 1.3 hereof.

     Section 1.3 Closing. The Company shall promptly notify Parent and Merger Sub, and Parent and Merger Sub shall promptly notify the Company, when the conditions to such party's obligation to effect the Merger contained in Article VI (other than those conditions that by their nature are to be satisfied at the closing of the Merger (the "Closing"), but subject to the fulfillment or waiver of those conditions) have been satisfied or waived in accordance with this Agreement. The Closing shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York at 10:00 a.m., local time, on the third business day after the later of these notices has been given (the "Closing Date"), unless another date or place is agreed to in writing by the parties hereto.

     Section 1.4 Directors and Officers of the Surviving Corporation. The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time. Immediately after the Effective Date, William R. Pray shall be elected to the board of directors of the Surviving Corporation. The directors and officers of the Surviving Corporation shall hold office until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws.



                                      1-8

                                   ARTICLE II

               CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

     Section 2.1 Conversion (or Cancellation) of Shares. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

               (a) Except as otherwise provided in Section 2.1(b) and Section 2.4, each share of Common Stock issued and outstanding immediately prior to the Effective Time (the "Shares") shall be canceled and shall be converted automatically into the right to receive an amount equal to $13.15 in cash, without interest (the "Merger Consideration"), payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock in the manner provided in Section 2.2.

               (b) Each share of Common Stock held in the treasury of the Company and each Share owned by Parent or Merger Sub, if any, immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

               (c) Each share of Common Stock, par value $0.01 per share, of Merger Sub ("Merger Sub Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into one newly issued, fully paid and nonassessable share of Common Stock.

     Section 2.2    Payment of Cash for Shares.

               (a) Prior to the Effective Time, Company shall appoint American Stock Transfer and Trust Company, or another bank or trust company reasonably acceptable to Parent and Merger Sub, (the "Exchange Agent") to act as exchange agent for the exchange of the Merger Consideration upon surrender of certificates representing issued and outstanding Shares. At the Effective Time, the Surviving Corporation shall irrevocably deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Shares, cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares outstanding immediately prior to the Effective Time. Pending distribution pursuant to Section 2.2(b) hereof of the cash deposited with the Exchange Agent, such cash shall be held in trust for the benefit of the holders of Shares and such cash shall not be used for any other purposes; provided that the Surviving Corporation may direct the Exchange Agent to invest such cash, provided that such investments (i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $250,000,000 (collectively "Permitted Investments") or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to Section 2.2(b) hereof. Each holder of a certificate or




                                      1-9
certificates representing Shares canceled and extinguished at the Effective Time pursuant to Section 2.1(a) hereof may thereafter surrender such certificate or certificates to the Exchange Agent, as agent for such holder of such Shares, to effect the exchange of such certificate or certificates on such holder's behalf for a period ending two hundred seventy (270) days after the Effective Time.

               (b) After surrender to the Exchange Agent of any certificate which prior to the Effective Time shall have represented any Shares, the Exchange Agent shall promptly distribute to the person in whose name such certificate shall have been registered, a check in the amount of the Merger Consideration into which such Shares shall have been converted at the Effective Time pursuant to Section 2.1(a) hereof, net of any required Tax withholdings. Until so surrendered and exchanged, each such certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding certificate in respect thereof. No interest shall be paid or accrue on the Merger Consideration. The Surviving Corporation shall promptly after the Effective Time cause to be distributed to such holders appropriate materials to facilitate such surrender.

               (c) If payment is to be made to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

               (d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

               (e) If any cash deposited with the Exchange Agent for purposes of payment in exchange for Shares remains unclaimed for two hundred seventy
(270) days after the Effective Time, such cash (together with any interest received or accrued with respect thereto) shall be returned to the Surviving Corporation, upon demand, and any such holder who has not converted his Shares into the Merger Consideration prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, the Surviving Corporation and Exchange Agent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Shares seven (7) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any




                                      1-10

Governmental Entity (as defined in Section 3.5) shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

               (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) to pay for Shares for which dissenter's rights have been perfected shall be returned to the Surviving Corporation, upon demand.

               (g) No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Shares.

               (h) From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, other than the right to receive the Merger Consideration as provided in this Agreement.

               (i) In the event that any Share certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Share certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Share certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Share certificate the Merger Consideration, to which such person is entitled pursuant to Section 2.1 upon due surrender of and deliverable in respect of such Share certificate pursuant to this Agreement.

     Section 2.3 Exchange of Certificates. Immediately after the Effective Time, the Surviving Corporation shall deliver to the record holder of the certificates which immediately prior to the Effective Time represented all the outstanding shares of Merger Sub Common Stock that were converted into the right to receive shares of Common Stock in accordance with Section 2.1(c), in exchange for such certificates, duly endorsed in blank, share certificates, registered in the name of such record holder, representing the number of shares of Common Stock to which such record holder is so entitled by virtue of Section 2.1(c).

     Section 2.4 Dissenting Shares. Notwithstanding Section 2.1, any Shares which are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such shares of Common Stock in favor of the Merger and who has delivered a written demand for relief as a dissenting stockholder in the manner provided by Delaware Corporate Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting stockholder ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration. The holders thereof shall be entitled only to such rights as are granted by Section 262 of Delaware




                                      1-11

Corporate Law. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of Delaware Corporate Law shall receive payment therefor from the Surviving Corporation in accordance with Delaware Corporate Law; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting stockholder as provided in Section 262 of Delaware Corporate Law,
(ii) shall have effectively withdrawn his demand for relief as a dissenting stockholder with respect to such Shares or lost his right to relief as a dissenting stockholder and payment for his Shares under Section 262 of Delaware Corporate Law or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 262 of Delaware Corporate Law, such holder shall forfeit the right to relief as a dissenting stockholder with respect to such Shares and each such Share shall be converted into or represent the right to receive the appropriate Merger Consideration without interest thereon, from the Surviving Corporation as provided in Section 2.1. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for relief as a dissenting stockholder, attempted withdrawals of such demands, and any other instruments served pursuant to Delaware Corporate Law received by the Company relating to stockholders' rights of appraisal, and Parent and Merger Sub shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent and Merger Sub, make any payment with respect to, any such demands, or negotiate, offer to settle, or settle any such demands except as required by law.

     Section 2.5 Stock Options. Immediately prior to the Effective Time, each outstanding option to purchase shares of Common Stock (an "Option") granted under the Company's Omnibus Incentive Plan, Employee Stock Purchase Plan and 1996 Non-Employee Director Stock Option Plan and any similar plan or arrangement providing for the issuance of options (collectively, the "Option Plans"), whether or not then exercisable or vested, shall become fully exercisable and vested. At the Effective Time (A) each Option which is then outstanding shall be canceled and each Option Plan shall be terminated and (B) in consideration of such cancellation, and except to the extent that Parent, Merger Sub and the holder of any such Option otherwise agree, immediately following consummation of the Merger, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (x) the excess of the Merger Consideration over the exercise price thereof, if any, and (y) the number of shares of Common Stock subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto). No payment shall be made with respect to any Option having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Merger Consideration. In connection herewith, the Company shall take all actions required to be taken under Section 20 of the Employee Stock Purchase Plan.




                                      1-12

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as otherwise disclosed to Parent and Merger Sub in a letter of even date delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

     Section 3.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted or presently proposed to be conducted, except where the failure to have such power and authority or necessary governmental approvals would not, individually or in the aggregate have a Company Material Adverse Effect (as defined below). The Company is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its business makes such qualification necessary, except where the failure to be so qualified and in good standing individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Company Material Adverse Effect. For purposes of this Agreement, "Company" Material Adverse Effect" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiary (as defined below) that is or could reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or that could reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

     Section 3.2 Capitalization. As of the date hereof the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, of which 16,263,928 shares of Common Stock as of the date of this Agreement are issued and outstanding, and 10,000,000 shares of Preferred Stock, par value $0.10 per share (the "Preferred Stock"), of which no shares of Preferred Stock are issued and outstanding. As of the date of this Agreement, options to purchase an aggregate of 1,047,050 shares of Common Stock were issued and outstanding, as set forth in Section 3.2 of the Company Disclosure Letter. All of the outstanding shares of Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Except as set forth above or as specified in Section 3.2 of the Company Disclosure Letter, as of the date of this Agreement there are no shares of capital stock of the Company issued or outstanding or any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating the Company to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of its capital stock. All of the foregoing Options shall be canceled as of the Effective Time.




                                      1-13

     Section 3.3    Company Subsidiaries.

               (a) Section 3.3(a) of the Company Disclosure Letter sets forth the name of each subsidiary of the Company (collectively, the "Company Subsidiaries") and the state or jurisdiction of its incorporation. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority or necessary governmental approvals would not individually or in the aggregate have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect.

               (b) Except as set forth in Section 3.3(b) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and beneficial owner of all of the outstanding shares of capital stock of each of the Company Subsidiaries, there are no proxies with respect to any such shares, and no equity securities of any Company Subsidiary are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable or exercisable for, shares of any capital stock of any Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which the Company or any Company Subsidiary is or may be bound to issue, redeem, purchase or sell additional shares of capital stock of any Company Subsidiary or securities convertible into or exchangeable or exercisable for any such shares. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, all of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any Encumbrances (as defined in Section 3.5), restraints on alienation, or any other restrictions with respect to the transferability or assignability thereof (other than restrictions on transfer imposed by federal or state securities laws).

               (c) Except for the Company Subsidiaries and as set forth in the Financial Statements (as hereinafter defined) of the Company or in Section 3.3(c) of the Company Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     Section 3.4 Authority Relative to this Agreement. The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly




                                      1-14
authorized by the Company's Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the transactions contemplated hereby, other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock (the "Requisite Company Vote"). Subject to the foregoing, this Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles. At a meeting on July 9, 2000, the Board of Directors of the Company (i) unanimously adopted the plan of merger set forth in Articles I and II of this Agreement and approved this Agreement and the other transactions contemplated by this Agreement,
(ii) unanimously determined that the Merger is advisable, fair to, and in the best interests of, the stockholders of the Company and has determined to recommend to the stockholders the approval of this Agreement, the Merger, and the other transactions contemplated hereby and (iii) unanimously approved the Company Voting Agreement and the transactions contemplated thereby. The Board of Directors has taken all necessary action so as to render Section 203 of the Delaware Corporate Law and Article Seventh of the Company's Amended and Restated Certificate of Incorporation inapplicable to the Merger and the other transactions contemplated by this Agreement.

     Section 3.5 Consents and Approvals; No Violations. Except (a) for applicable requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), the filing of the Proxy Statement (as defined in Section 5.6) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), the filing of the Certificate of Merger as required by Delaware Corporate Law or as set forth in
Section 3.5 of the Company Disclosure Letter or (b) where the failure to make any filing with, or to obtain any permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, commission, division, department, public body or other authority (a "Governmental Entity") or other person would not prevent or delay the consummation of the Merger, or otherwise prevent the Company from performing its obligations under this Agreement, and would not individually or in the aggregate have a Company Material Adverse Effect, no filing with, and no permit, authorization, consent or approval of, any Governmental Entity or other person is necessary for the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.5 of the Company Disclosure Letter, neither the execution, delivery or performance of this Agreement by the Company, the negotiations relating thereto, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or the Certificate or Articles of Incorporation, as the case may be, or Bylaws of any of the Company Subsidiaries, (ii) result in a violation or breach of, or constitute (with




                                      1-15
or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, vesting, payment, exercise, acceleration, suspension or revocation) under, any of the terms, conditions or provisions of any note, bond, mortgage, deed of trust, security interest, indenture, license, contract, agreement, plan or other instrument or obligation to which the Company or any of the Company Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or affected (collectively, "Contracts"),
(iii) conflict with or violate any foreign or domestic law, statute, ordinance, rule, regulation, order, judgment or decree ("Law") applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, (iv) result in the creation or imposition of any lien, pledge, charge, security interest, claim, option, right of first refusal, agreement, limitation on the Company's or any Company Subsidiary's voting rights, mortgage, lease, sublease, adverse claim or interest, title defect or other encumbrance of any nature whatsoever (collectively, an "Encumbrance") on any asset of the Company or any Company Subsidiary or (v) cause the suspension or revocation of any Company Permit (as defined in Section 3.11), except in the case of clauses (ii), (iii), (iv) and
(v) for violations, breaches, defaults, terminations, cancellations, accelerations, creations, impositions, suspensions or revocations which would not individually or in the aggregate have a Company Material Adverse Effect. The Company Disclosure Letter sets forth a correct and complete list of all material Contracts to which the Company or any Company Subsidiary is a party, or by which it or its assets or properties are or may be bound or affected, under which consents, approvals or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement.

     Section 3.6 Company SEC Reports. The Company has delivered to Parent and Merger Sub true and complete copies of each registration statement, report and proxy or information statement (including exhibits and any amendments thereto) filed by the Company with the SEC since January 1, 1998 (collectively, the "Company SEC Reports"). As of the respective dates the Company SEC Reports were filed or, if any such Company SEC Reports were amended, as of the date such amendment was filed, each of the Company SEC Reports (i) complied in all material respects with all applicable requirements of the Securities Act and Exchange Act (as those terms are defined below), and the rules and regulations promulgated thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of (i) the audited consolidated financial statements of the Company (including any related notes and schedules) included (or incorporated by reference) in its Annual Report on Form 10-K for the fiscal year ended June 30, 1999 (the "Audited Financial Statements") and
(ii) the unaudited consolidated interim financial statements for the Company (including any related notes and schedules) included (or incorporated by reference) in its Quarterly Report on Form 10-Q for the quarter ended March 30, 2000 (the "Interim Financial Statements," and together with the Audited Financial Statements, the "Company Financial Statements"), fairly present, in conformity with generally accepted accounting principles, as in effect in the United States, from time to time ("GAAP") applied on a consistent basis (except as may be indicated in the notes




                                      1-16
thereto), the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and the consolidated results of their operations and changes in their financial position for the periods then ended (subject to normal year-end adjustments and GAAP footnotes in the case of any unaudited interim financial statements).

     Section 3.7    Absence of Certain Changes. Except as set forth in Section
3.7 of the Company Disclosure Letter, since June 30, 1999, there has been no event or condition which has had (or is reasonably likely to result in) a Company Material Adverse Effect, and the Company and the Company Subsidiaries have in all material respects conducted their businesses in the ordinary course consistent with past practices and have not taken any action which, if taken after the date hereof, would violate Section 5.1 hereof, except for changes affecting the Company's industry generally.

     Section 3.8 Litigation. Except as disclosed in the notes to the Company Financial Statements included in the Company SEC Reports or as set forth in
Section 3.8 of the Company Disclosure Letter, there is no suit, claim, action, proceeding or investigation (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of the Company, threatened against or affecting the Company or any of the Company Subsidiaries, if adversely determined, in the reasonable, good faith judgment of the Company, is likely individually or in the aggregate to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any of the Company Subsidiaries having, or which, insofar as can reasonably be foreseen by the Company, may reasonably be expected to result in a Company Material Adverse Effect.

     Section 3.9 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in the Company Financial Statements (or reflected in the notes thereto) included in the Company SEC Reports or disclosed in Section 3.9 of the Company Disclosure Letter or which were incurred after June 30, 1999 in the ordinary course of business and consistent with past practices or in connection with the transactions contemplated by this Agreement or as a reasonable result of the matters disclosed in Section 3.9 of the Company Disclosure Letter, the Company and the Company Subsidiaries do not have any material liabilities or obligations (whether absolute, accrued, known or unknown, contingent or otherwise) of a nature required by GAAP to be reflected in a consolidated balance sheet (or reflected in the notes thereto) of the Company and which, individually or in the aggregate, would have a Company Material Adverse Effect.

     Section 3.10 Contracts; No Default. All material Contracts are valid, binding, in full force and effect and enforceable in all material respects against the Company or a Company Subsidiary and to the knowledge of the Company, against each other party thereto. Except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is in violation or breach of, or default under (and no event has occurred which with notice or the lapse of time or both would




                                      1-17
constitute a violation or breach of, or a default under) any term, condition or provision of (a) its Articles or Certificate of Incorporation, as the case may be, or Bylaws, (b) any Contract to which the Company or any Company Subsidiary is a party or by which it or any of its properties or assets may be bound or affected, (c) any Law applicable to the Company or any of the Company Subsidiaries or any of their properties or assets, or (d) any authorization, license, permit, easement, variance, exception, consent, certificate, approval or other of any Governmental Entity necessary for the Company or any of the Company Subsidiaries to conduct their respective businesses as currently conducted (collectively, the "Company Permits"), except in the case of clauses
(b), (c) and (d) above for breaches, defaults or violations which would not individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in Section 3.10 of the Company Disclosure Letter, no Contract contains any change of control provision, or other terms and conditions that will result in a material provision therein becoming applicable or inapplicable as a result of the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 3.10 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to any indemnification agreements or arrangements.

     Section 3.11   Taxes.

               (a) The Company and the Company Subsidiaries have (i) duly filed (or there has been filed on their behalf) with the appropriate governmental authorities all material tax returns required to be filed by them on or prior to the date hereof, and (ii) duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material taxes, interest and penalties, if any, shown on such returns, for all periods ending through the date hereof.

               (b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or tax returns of the Company or the Company Subsidiaries wherein an adverse determination or ruling in any one such proceeding or in all such proceedings in the aggregate could have a Company Material Adverse Effect.

               (c) Neither the Company nor any of the Company Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any tax returns of the Company or any of the Company Subsidiaries.

               (d) Neither the Company nor any of the Company Subsidiaries has received any notice of deficiency or assessment with respect to any taxable year of the Company or any of the Company Subsidiaries that has not been paid or otherwise discharged or adequately reserved against.

               (e) Except as set forth in Section 3.11 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement relating to taxes. Any obligations of the Company or any of the Company Subsidiaries under any tax sharing, tax indemnity or




                                      1-18
other agreement or arrangement relating to taxes will be terminated as of the Effective Date.

     Section 3.12 Assets. The Company and the Company Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), reasonably necessary for the conduct of, or otherwise material to, their business and operations (the "Material Assets"). The Company and the Company Subsidiaries have good title to, or in the case of leased property have good and valid leasehold interests in, all Material Assets, in each case free and clear of any Encumbrances, except Permitted Encumbrances. "Permitted Encumbrances" means (a) Encumbrances which secure debts and obligations reserved against in the Company Financial Statements, to the extent so reserved, (b) Encumbrances for taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or that are statutory Encumbrances for taxes not yet delinquent, (c) those Encumbrances that are set forth in Section 3.12 of the Company Disclosure Letter and (d) those Encumbrances that would not, individually or in the aggregate, have a Company Material Adverse Effect.

     Section 3.13 Non-Competition Agreements. Neither the Company nor any Company Subsidiary is a party to any agreement which purports to restrict or prohibit in any material respect the Company or the Company Subsidiaries collectively from, directly or indirectly, engaging in any business currently engaged in by the Company or any Company Subsidiary. None of the Company's officers, directors or key employees is a party to any agreement which, by virtue of such person's relationship with the Company, restricts in any material respect the Company or any Company Subsidiary from, directly or indirectly, engaging in any of such businesses.

     Section 3.14   Employee Benefit Plans; Labor Matters.

               (a)  For purposes of this Agreement:

                    (i) "Benefit Plan" means any employee benefit plan, arrangement, policy or commitment, including, without limitation, any employment, consulting or deferred compensation agreement, executive compensation, bonus, incentive, pension, profit-sharing, savings, retirement, stock option, stock purchase or severance pay plan, any life, health, disability or accidental death and dismemberment insurance plan, any holiday or vacation practice or any other employee benefit plan within the meaning of Section 3(3) of ERISA, as to which the Company has any direct or indirect, actual or contingent liability;

                   (ii) "Company Benefit Plan" means any Benefit Plan that provides benefits with respect to current or former Employees;

                  (iii) "Welfare Plan" means Benefit Plan that is a welfare plan within the meaning of and subject to ERISA Section 3(l);





                                      1-19

                   (iv) "Retiree Welfare Plan" means any Welfare Plan that provides benefits to current or former employees beyond their retirement or other termination of service (other than coverage mandated by COBRA, the cost of which is fully paid by the current or former employee or his dependents);

                    (v) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

                   (vi)  "COBRA" means the provisions of Code section 4980B and
     Part 6 of Title I of ERISA;

                  (vii) "Employee" means any individual employed by the Company or any of its subsidiaries;

                 (viii)  "PBGC" means the Pension Benefit Guaranty Corporation;
     and

                   (ix) "Code" means the Internal Revenue Code of 1986, as amended.

               (b) Section 3.14 of the Company Disclosure Letter sets forth all Company Benefit Plans. With respect to each such plan, the Company has delivered to the Parent and Merger Sub correct and complete copies of: (i) all plan texts and agreements and related trust agreements or annuity contracts; (ii) all summary plan descriptions and material employee communications; (iii) the most recent annual report (including all schedules thereto); (iv) the most recent annual audited financial statement and opinion applicable to each plan intended to qualify under Code section 401(a) or 403(a); (v) if a plan is intended to qualify under Code section 401(a) or 403(a), the most recent determination letter, if any, received from the Internal Revenue Service; and (vi) all material communications with any Governmental Entity or agency (including, without limitation, the PBGC and the Internal Revenue Service).

               (c) The Company has no direct or indirect, actual or contingent liability with respect to any Benefit Plan other than to make payments pursuant to Company Benefit Plans in accordance with the terms of such plans.

               (d) Each of the Company and the Company Subsidiaries to date has made all material payments due under the terms of each Company Benefit Plan.

               (e) All material amounts properly accrued as liabilities to, or expenses of, any Company Benefit Plan that have not been paid have been properly reflected on the Financial Statements.

               (f) There are no Company Benefit Plans that are subject to any of Code section 412, ERISA section 302 or Title IV or ERISA.




                                      1-20

               (g) Each Company Benefit Plan conforms in all material respects to, and its administration is in all material respects in compliance with, its terms and all applicable laws and regulations.

               (h) Except as disclosed in Section 3.13 of the Company Disclosure Letter, there are no actions, liens, suits or claims pending or threatened (other than routine claims for benefits) with respect to any Company Benefit Plan.

               (i) Each Company Benefit Plan which is intended to qualify under Code section 401(a) or 403(a) so qualifies.

               (j) Each Company Benefit Plan which is a "group health plan" (as defined in ERISA section 607(1)) has been operated in all material respects in compliance with the provisions of COBRA, the Health Insurance Portability and Accountability Act of 1996 and any applicable, similar state law.

               (k) Except as disclosed in Section 3.14(k) of the Company Disclosure Letter, there is no contract or arrangement in existence with respect to any Employee that, solely as a result of the Merger and the transactions contemplated in connection therewith, would result in the payment of any amount that by operation of Code section 280G would not be deductible to the Company or any of its subsidiaries.

               (l) No assets of the Company are allocated to or held in a \ "rabbi trust" or similar funding vehicle.

               (m)  Except as disclosed in the Company Financial Statement or in
Section 3.14 of the Company Disclosure Letter, as of the date of this Agreement there are no: (i) unfunded benefit obligations with respect to any Employee (as defined below) that are not fairly reflected by reserves shown on the Financial Statements, except for obligations arising from the transactions contemplated by this Agreement or upon a similar "change of control" of the Company, (ii) reserves, assets, surpluses or prepaid premiums with respect to any Welfare Plan or (iii) Retiree Welfare Plans.

               (n) Except as disclosed in Section 3.14 of the Company Disclosure Letter or as contemplated in this Agreement, the consummation of the transactions contemplated by this Agreement will not: (i) entitle any current or former Employee to severance pay, unemployment compensation or any similar payment; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to, any current or former Employee; or (iii) constitute or involve a prohibited transaction (as defined in ERISA section 406 or Code section 4975), constitute or involve a breach of fiduciary responsibility within the meaning of ERISA section 502(1) or otherwise violate Part 4 of Title I of ERISA.

               (o) Neither the Company nor any entity under common control with the Company within the meaning of Code section 414(b), (c), (m) or (o) contributes to or otherwise a "multiple employer plan" or a "multiemployer plan" within the meaning of the Code or ERISA.




                                      1-21

               (p) Neither the Company nor any entity under common control with the Company within the meaning of Code section 414(b), (c), (m) or (o) maintains or has maintained a plan that is or was subject to Title IV of ERISA, and has no liability in respect of any such plan; no filing of a notice of intent to terminate such a Benefit Plan has been made; and the PBGC has not initiated any proceeding to terminate any such Benefit Plan. No event has occurred, and no condition or circumstance exists, that presents a material risk that any Company Benefit Plan has or is likely to experience a "partial termination" (within the meaning of Code section 411(d)(3)).

               (q) As of the Effective Time, the Company, its subsidiaries and any entity under common control with the Company within the meaning of Code section 414(b), (c), (m) or (o) has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within six-month period immediately following the Effective Time, will not incur any such liability or obligation if, during such six-month period, only terminations of employment in the normal course of operations occur.

     Section 3.15   Intellectual Property.

               (a) Each of the Company and the Company Subsidiaries owns or possesses adequate licenses or other valid rights to use all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets and applications therefor (the "Company Intellectual Property Rights"), except where the failure to own or possess valid rights to use such Company Intellectual Property Rights would not have a Company Material Adverse Effect.

               (b) The validity of the Company Intellectual Property Rights and the title thereto of the Company or any Company Subsidiary, as the case may be, is not being questioned in any pending litigation or proceeding to which the Company or any Subsidiary is a party nor, to the knowledge of the Company, is any such litigation or proceeding threatened. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and except as set forth in Section 3.15 of the Company Disclosure Letter, the conduct of the business of the Company and the Company Subsidiaries as now conducted does not, to the knowledge of the Company, infringe any valid patents, trademarks, trade names, service marks or copyrights of others, and the consummation of the transactions completed by this Agreement will not result in the loss or impairment of any Company Intellectual Property Rights. To the knowledge of the Company, no third party is infringing upon any Company Intellectual Property Rights, except for infringements that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Company Material Adverse Effect.

     Section 3.16 Environmental Matters. Except as set forth in the Company SEC Reports or in Section 3.16 of the Company Disclosure Letter, (i) no real property currently or, to the Company's knowledge, formerly owned or operated by the Company or any Company Subsidiary is contaminated with any Hazardous Substance (as defined herein) to




                                      1-22
an extent or in a manner or condition now requiring remediation under any Environmental Law (as defined herein), (ii) no judicial or administrative proceeding is pending or, to the knowledge of the Company, threatened relating to liability for any off-site disposal or contamination and (iii) the Company and the Company Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law. Neither the Company nor any Company Subsidiary is in violation of any applicable Environmental Law and no condition or event has occurred with respect to the Company or any Company Subsidiary that would constitute a violation of such Environmental Law, excluding in any event, such violations, conditions and events that would not have a Company Material Adverse Effect. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law and relating to Hazardous Substances or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law.

     Section 3.17 Labor Matters. Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization or employee association applicable to employees of the Company or any Company Subsidiary. None of the employees of the Company or any Company Subsidiary are represented by any labor organization and neither the Company or any Company Subsidiary has any knowledge of any current union organizing activities among the employees of the Company or any Company Subsidiary, nor does any question concerning representation exist concerning such employees. There is no unfair labor practice charge or complaint against the Company or any Company Subsidiary pending or, to the knowledge of the Company or any Company Subsidiary, threatened before the National Labor Relations Board. There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary and during the past three (3) years there has not been any such action. There is no grievance or arbitration proceeding pending which could reasonably have a Company Material Adverse Effect.

     Section 3.18 Employment Matters. Except as set forth in Section 3.18 of the Company Disclosure Letter, there are no employment contracts, change of control agreements, stay bonus agreements or severance agreements with any employees of the Company or any Company Subsidiary and there are no written personnel policies, rules or procedures applicable to employees of the Company or any Company Subsidiary. To the Company's knowledge, no key employee or group of employees has any plans to terminate their employment with the Company or any Company Subsidiary as a result of the Merger and the transactions contemplated by this Agreement or otherwise.

     Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter contains an accurate and complete description of all material policies of fire, liability, directors' and officers' liability, workmen's compensation and other forms of insurance owned or held by the Company and each Company Subsidiary. All such policies are in full force and effect,




                                      1-23
all premiums due and payable have been paid, and no notice of cancellation or termination has been received with respect to any such policy.

     Section 3.20 Brokers. Except for the fee payable to Deutsche Banc Alex. Brown as set forth in Section 3.20 of the Company Disclosure Letter, no person is entitled to any brokerage, financial advisory, finder's or similar fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

     Section 3.21 Information. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4) will, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting (as defined in Section 5.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Parent or Merger Sub or subsidiaries or affiliates of Parent or Merger Sub) will comply as to form in all material respects with the provisions of the Exchange Act.

     Section 3.22 Vote Required. The Requisite Company Vote is the only vote of the holders of any class or series of the Company's capital stock necessary (under the Company's Certificate of Incorporation and By-Laws, Delaware Corporate Law, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

     Section 3.23 Affiliate Transactions. Except as set forth in Schedule 3.23 of the Company Disclosure Letter: (a) there are no Contracts or other transactions, whether written or oral, to or by which the Company, on the one hand, and any affiliate, on the other hand, are or have been a party that involve continuing obligations, commitments or rights or have given rise to a payment by the Company or any of the Company Subsidiaries since January 1, 1998 and (b) no officer, director, or key employee of the Company or any affiliate that is controlled by any such person (i) owns directly or indirectly any interest in any Person that is a supplier, customer or competitor of or lessor to the Company (other than ownership of less than 1% of a publicly traded company) or (ii) has a material debtor or a creditor relationship with the Company.

     Section 3.24   Delaware Section 203 and Other Statutes. The provisions of
Section 203 of Delaware Corporate Law will not apply to this Agreement, as it may be amended from time to time, or any of the transactions contemplated hereby. The Company has heretofore delivered to Parent and Merger Sub a complete and correct copy of the resolutions of the Board of Directors of the Company to the effect that pursuant to 203(a)(1) of Delaware Corporate Law, the restrictions contained in Section 203 of Delaware




                                      1-24

Corporate Law are and shall be inapplicable to the Merger and the transactions contemplated by this Agreement, as it may be amended from time to time.

     Section 3.25 Disclosure. None of the representations or warranties by the Company in this Agreement, including the Company Disclosure Letter, or in the Company SEC Reports and the Company Financial Statements, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact or omits or will omit at the Effective Time to state any material fact necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading. There is no fact known to Company at the time of this Agreement (except from matters affecting the Company's industry generally) which, insofar as can reasonably be foreseen by the Company, may reasonably be expected to result in a Company Material Adverse Effect, which has not been set forth in the Company SEC Reports, the Company Financial Statements or in this Agreement, including the Company Disclosure Letter.

                                   ARTICLE IV

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         Except as otherwise disclosed to the Company in a letter delivered to it prior to the execution hereof (which letter shall contain appropriate references to identify the representations and warranties herein to which the information in such letter relates) (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:

     Section 4.1 Organization. Parent and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the New Jersey and Delaware, respectively. For purposes of this Agreement, "Parent Material Adverse Effect" means any change in or effect on the business, assets, properties, results of operations or condition (financial or otherwise) of Parent and Merger Sub that is or could reasonably be expected to be materially adverse to Parent and Merger Sub, taken as a whole, or that could reasonably be expected to materially impair or delay the ability of Parent and Merger Sub to perform their respective obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

     Section 4.2 Capitalization. As of the date hereof: (i) the authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock and (ii) 100 shares of Merger Sub Common Stock are issued and outstanding and owned beneficially and of record by Parent and immediately prior to the Effective Time the authorized capital shares of Merger Sub will consist of 100 shares of Merger Sub Common Stock which shall be owned beneficially and of record by Parent. All of the issued and outstanding shares of capital stock of Merger Sub are validly issued, fully paid and nonassessable and free of preemptive rights. All of the shares of Merger Sub Common Stock at the Effective Time will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and




                                      1-25
free of preemptive rights. There are no options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub or Parent to issue, transfer, sell, redeem, repurchase or otherwise acquire any shares of Merger Sub capital stock.

     Section 4.3 Authority Relative to this Agreement. The Merger Sub has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by Parent's and Merger Sub's respective boards of directors and stockholders, and no other corporate proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming this Agreement constitutes a valid and binding obligation of the Company) constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     Section 4.4 No Conflict. No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity or other person will be required to be obtained or made by Parent or Merger Sub in connection with the due execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger as contemplated hereby other than (i) compliance with applicable requirements of the Exchange Act, (ii) compliance with the HSR Act, (iii) the filing of the Certificate of Merger in accordance with Delaware Corporate Law, (iv) consents of Parent's lenders in connection with the Merger and the transactions contemplated thereby and (v) where the failure to obtain such authorization, approval or action, or to provide such notice to make such filing, individually or in the aggregate, has not resulted and could not reasonably be expected to result in a Parent Material Adverse Effect. Subject to the foregoing, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not:

               (a) conflict with or violate any provision of any Parent or Merger Sub charter document;

               (b) conflict with or violate any foreign or domestic Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Parent Material Adverse Effect; or





                                      1-26

               (c) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub under any Contract to which Parent or Merger Sub is a party or by which it or its assets or properties are or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Parent Material Adverse Effect.

     Section 4.5 Litigation. There is no suit, action or proceeding (whether at law or equity, before or by any federal, state or foreign commission, court, tribunal, board, agency or instrumentality, or before any arbitrator) pending or, to the best knowledge of the Merger Sub, threatened against or affecting the Merger Sub, the outcome of which, in the reasonable judgment of the Merger Sub, is likely individually or in the aggregate to have a Merger Sub Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Merger Sub having, or which, insofar as can reasonably be foreseen by Merger Sub, in the future may have, a Parent Material Adverse Effect.

     Section 4.6 Information. None of the information to be supplied by Parent and Merger Sub for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4) will, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Stockholders Meeting (as defined in Section 5.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading.

     Section 4.7    Brokers.

         No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub which may result in any liability to the Company.

     Section 4.8 Financing. Upon receipt of funding pursuant to the Financing Letters (as defined below), Parent and Merger Sub will have at the Closing sufficient cash, through a combination of committed capital from Parent's investors and commitments from financial institutions, subject to the conditions set forth in the Financing Letters, to enable it to pay full Merger Consideration as provided herein, to make all other necessary payments by it in connection with the Merger and the transactions contemplated herein (including the repayment of certain outstanding indebtedness of the Surviving Corporation) and to pay all of the related fees and expenses (the "Financing"). The Company shall use all reasonable efforts to cooperate with and assist Merger Sub in obtaining the Financing. The parties acknowledge that debt and equity financing commitment letters have been




                                      1-27
delivered to the Board of Directors of the Company by Parent (collectively, the "Financing Letters"). Parent has paid or caused to be paid all commitment fees and similar fees and expenses set forth in such Financing Letters which are due and payable. Parent and Merger Sub have no reason to believe that Merger Sub will not be able to satisfy the terms of the Financing Letters applicable to Parent and Merger Sub.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Conduct of Business by the Company Pending the Merger. From the date hereof until the Effective Time, except as set forth in the Company Disclosure Letter or as otherwise contemplated by this Agreement, without the prior written consent of Parent and Merger Sub (which shall not be unreasonably withheld), the Company and the Company Subsidiaries shall conduct their respective businesses in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees, subject to the terms of this Agreement. Except as set forth in the Company Disclosure Letter or as otherwise contemplated in this Agreement, from the date hereof until the Effective Time, without the prior written consent of Parent and Merger Sub (which shall not be unreasonably withheld):

               (a) the Company shall not adopt or propose any change in its Certificate of Incorporation or By-laws;

               (b) the Company shall not declare, set aside or pay any dividend or other distribution with respect to any shares of capital stock of the Company, or split, combine or reclassify any of the Company's capital stock;

               (c) the Company and the Company Subsidiaries shall not split, combine, subdivide, reclassify, repurchase, redeem or otherwise acquire any shares of capital stock or other securities of, or other ownership interests in, the Company; provided, however, that the Company may repurchase from Waxman Industries, Inc. or its affiliates shares of capital stock of the Company for a price per share not greater than the Merger Consideration, as contemplated by
Section 5.12;

               (d) the Company shall not, and shall not permit any Company Subsidiary to, merge or consolidate with any other person or (except in the ordinary course of business consistent with past practice) acquire a material amount of assets of any other person;

               (e) the Company shall not, and shall not permit any Company Subsidiary to, sell, lease, license or otherwise surrender, relinquish or dispose of (i) any material facility owned or leased by the Company or any Company Subsidiary or (ii) any assets or property which are material to the Company and the Company Subsidiaries, taken as a




                                      1-28
whole, except pursuant to existing contracts or commitments (the terms of which have been disclosed to Parent and Merger Sub prior to the date hereof), or in the ordinary course of business consistent with past practice;

               (f) the Company shall not, and shall not permit any Company Subsidiary to, settle any material audit, make or change any material tax election or file amended tax returns or settle or compromise any material federal, state, local or foreign income tax liability;

               (g) the Company and the Company Subsidiaries shall not issue any capital stock or other securities (except for issuances of shares upon exercise of options outstanding on the date of this Agreement) or enter into any amendment of any material term of any outstanding security of the Company, and the Company and the Company Subsidiaries shall not incur any indebtedness except in the ordinary course of business pursuant to existing credit facilities or arrangements, amend or otherwise increase, accelerate the payment or vesting of the amounts payable or to become payable under, or fail to make any required contribution to, any Company Benefit Plan, materially increase any non-salary benefits payable to any employee or former employee, except in the ordinary course of business consistent with past practice or as otherwise permitted by this Agreement;

               (h) except for (i) increases in salary, wages and benefits of officers or employees of the Company or the Company Subsidiaries in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or the Company Subsidiaries in conjunction with new hires, promotions or other changes in job status or (iii) increases in salary, wages and benefits to employees of the Company or the Company Subsidiaries entered into in the ordinary course of business, the Company and the Company Subsidiaries shall not increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries) except for year-end bonuses which were accrued on the June 30, 2000 financial statements, which may be paid at management's discretion, or pay any benefit not required by any existing plan or arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries or establish, adopt, enter into, or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that nothing in this Agreement will be deemed to prohibit the payment of benefits pursuant to existing plans and arrangements as they become due and payable;




                                      1-29

               (i) without limiting the foregoing provisions of Section 5.1(h), other than the employment contracts entered into simultaneously herewith with the individuals referred to in Section 5.1(i) of the Parent Disclosure Letter who are deemed to be important to the continued business and operations of the Surviving Corporation, which contracts are being held in escrow pending consummation of the Merger, the Company shall not, and shall not permit any Company Subsidiary to, enter into or amend any employment agreement or other employment arrangement with any employee of the Company or any Company Subsidiary, except in the ordinary course of business consistent with past practice;

               (j) the Company shall not change any method of accounting or accounting practice by the Company or any Company Subsidiary, except for any such change required by GAAP;

               (k) (i) incur, assume or prepay any indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities), except that the Company and the Company Subsidiaries may incur, assume or prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit and pursuant to the Amended Revolving Credit Agreement, dated as of January 6, 1999, between the Company and First Union National Bank of Florida, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

               (l) terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, or enter into any Contract which would be material to the Company and the Company Subsidiaries taken as a whole, in either case other than in the ordinary course of business consistent with past practice; or make or authorize any capital expenditure or acquisition, other than capital expenditures that are provided for in the Company's budget for the Company and the Company Subsidiaries taken as a whole for such fiscal year (a copy of which budget has been provided to Parent and Merger Sub);

               (m) waive, release, assign, settle or compromise any material rights, claims or litigation;

               (n) the Company shall not, and shall not permit any Company Subsidiary to, agree or commit to do any of the foregoing; and

               (o) except to the extent necessary to comply with the require-ments of applicable laws and regulations, the Company shall not, and shall not permit any Company Subsidiary to, (i) take, or agree or commit to take, any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time,
(ii) omit, or agree or commit to omit, to take any action necessary to prevent any such representation or warranty from being inaccurate in




                                      1-30
any respect at any such time, provided however that the Company shall be permitted to take or omit to take such action which (without any uncertainty) can be cured, and in fact is cured, at or prior to the Effective Time or (iii) take, or agree or commit to take, any action that would result in, or is reasonably likely to result in, any of the conditions of the Merger set forth in
Article VI not being satisfied.

     Section 5.2 Access and Information. The Company shall afford to Parent and Merger Sub and to their financial advisors, legal counsel, accountants, consultants, financing sources, and other authorized representatives access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties, plants and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as they reasonably may request, provided that neither party shall disclose to the other any competitively sensitive information and no investigation pursuant to this
Section 5.2 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Parent and Merger Sub shall afford to the Company and its financial advisors, legal counsel, accountants, consultants, financing sources and other authorized representatives such information as may reasonably be requested regarding or relating to the Financing and the ability of Merger Sub to pay the Merger Consideration and to consummate the Merger and the other transactions contemplated by this Agreement. Each of Company, Parent and Merger Sub shall continue to abide by the terms of the letter agreements between Parent and the Company, dated June 17, 2000 (collectively, the "Confidentiality Agreement") and each of Parent and Merger Sub hereby adopts and agrees to be bound by all the terms and provisions of the Confidentiality Agreement.

     Section 5.3 Filings; Other Action. Subject to the terms and conditions herein provided, as promptly as practicable, the Company and Merger Sub shall:
(i) promptly make all filings and submissions under the HSR Act, each as reasonably may be required to be made in connection with this Agreement and the transactions contemplated hereby, provided that Parent and Company shall each pay one-half of the filing fees, (ii) use all reasonable efforts to cooperate with each other in (A) determining which filings are required to be made prior to the Effective Time with, and which material consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities of the United States, the several states or the District of Columbia and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary or appropriate to consummate the transactions contemplated by this Agreement as soon as practicable. In connection with the foregoing, the Company will provide Parent and Merger Sub, and Parent and Merger Sub will provide the Company, with copies of correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party




                                      1-31
or any of its representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, with respect to this Agreement and the transactions contemplated hereby. Each of Parent, Merger Sub and the Company acknowledge that certain actions may be necessary with respect to the foregoing in making notifications and obtaining clearances, consents, approvals, waivers or similar third party actions which are material to the consummation of the transactions contemplated hereby, and each of Parent, Merger Sub and the Company agree to take such action as is necessary to complete such notifications and obtain such clearances, approvals, waivers or third party actions, except where such consequence, event or occurrence would not have a Parent Material Adverse Effect or Company Material Adverse Effect, as the case may be.

     Section 5.4 Proxy Statement. As promptly as practicable after the execution of this Agreement, Parent, Merger Sub and the Company shall jointly prepare and the Company shall file with the SEC the proxy statement of the Company (the "Proxy Statement") relating to the special meeting of the Company's stockholders (the "Company Stockholders Meeting") to be held to consider approval and adoption of this Agreement and the Merger. Substantially contemporaneously with the filing of the Proxy Statement with the SEC, copies of the Proxy Statement shall be provided to the National Association of Securities Dealers, Inc. ("NASD"). Parent, Merger Sub or the Company, as the case may be, shall furnish all information concerning Parent, Merger Sub or the Company as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any other filings required to be made in connection within this Agreement and the transactions contemplated hereby (collectively, the "Other Filings"). As promptly as practicable the Proxy Statement will be mailed to the stockholders of the Company. The Company shall cause the Proxy Statement and the Other Filings to be filed by it to comply as to form and substance in all material respects with the applicable requirements of (i) the Exchange Act, including Sections 14(a) and 14(d) thereof and the respective regulations promulgated thereunder, (ii) the Securities Act of 1933, as amended (the "Securities Act"), (iii) the rules and regulations of the NASD and (iv) Delaware Corporate Law.

         The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company that such stockholders vote in favor of the adoption of this Agreement and the Merger; provided, however, that subject to Section 5.10(b), the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation if the Board of Directors of the Company determines in its good faith judgment that it is required to do so in order to comply with its duties to the Company's shareholders under applicable Law. The Proxy Statement will include a copy of the written opinion of Deutsche Banc Alex. Brown.

         No amendment or supplement to the Proxy Statement will be made without the approval of each of Parent, Merger Sub and the Company, which approval shall not be unreasonably withheld or delayed, unless such amendment or supplement to the Proxy Statement is required to be made by the Company under applicable Laws. Each of Parent, Merger Sub and the Company will advise the other, promptly after it receives notice




                                      1-32
thereof, or of any request by the SEC or the NASD for amendment of the Proxy Statement and the Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

         The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (ii) the time of the Company Stockholders Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements Law, including Delaware Corporate Law, the Securities Act and the Exchange Act.

         The information supplied by Parent and Merger Sub for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment of or supplement to the Proxy Statement) are first mailed to the stockholders the Company, (ii) the time of the Company Stockholders Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, should be discovered by Parent or Merger Sub that should be set forth in an amendment or a supplement to the Proxy Statement, Parent and Merger Sub shall promptly inform the Company. All documents that Parent and Merger Sub are responsible for filing in connection with the transactions contemplated by this Agreement will comply as to form and substance in all material aspects with the applicable requirements of Law, including Delaware Corporate Law, the Securities Act and the Exchange Act.

         The information supplied by any party for inclusion in another party's Other Filing will be true and correct in all material respects.

     Section 5.5 Stockholders Meeting. The Company shall call and hold the Company Stockholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement and Parent, Merger Sub and the Company will cooperate with each other to cause the Company Stockholders Meeting to be held as soon as practicable following the mailing of the Proxy Statement to the stockholders of the Company. The Company shall use its commercially reasonable, customary, good faith efforts (through its agents or otherwise) to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to




                                      1-33
secure the Requisite Company Vote, except, subject to Section 5.10(b), to the extent that the Board of Directors of the Company determines in good faith that it is necessary to do otherwise in order to act in a manner consistent with its obligations under applicable Law, after receipt of advice from outside legal counsel (who may be the Company's regularly engaged independent legal counsel).

     Section 5.6 Public Announcements. Parent, Merger Sub and the Company shall issue a joint press release concerning the Merger promptly following execution of this Agreement. Parent, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated hereby (other than following a change, if any, of the Board of Directors of the Company's recommendation of the Merger (in accordance with Section 5.10(b)) and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable law or any listing agreement with NASDAQ, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

     Section 5.7 Stock Exchange De-Listings. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from NASDAQ and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     Section 5.8    Employee Benefits.

               (a) Parent and Merger Sub agree that the Company and the Company Subsidiaries will honor, and, from and after the Effective Time, the Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance, change-of-control, stay bonus and bonus agreements and arrangements to which the Company and the Company Subsidiaries, as applicable, are a party and which are set forth on Section 3.18 of the Company Disclosure Letter, except that the agreement set forth on Section 5.8(a) of the Company Disclosure Letter shall be amended prior to the Effective Time, as set forth on such Section 5.8(a) of the Company Disclosure Letter.

               (b) Parent and Merger Sub agree that for a period of one year following the Effective Time, the Surviving Corporation and the Company Subsidiaries shall continue the (i) compensation (including bonus and incentive awards) programs and plans and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans but not including stock option or any other equity-based plan or program), fringe benefits and vacation policies which are currently provided by the Company and the Company Subsidiaries; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation and the Company Subsidiaries shall not be required to maintain any individual plan or program so long as the benefit plans and agreements maintained by the Surviving Corporation and the Company




                                      1-34

Subsidiaries are, in the aggregate, not materially less favorable than those provided by the Company and the Company Subsidiaries immediately prior to the date of this Agreement; and, provided, further, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation and the Company Subsidiaries to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation and the Company Subsidiaries may determine in the exercise of its business judgment and in compliance with applicable laws.

               (c) Prior to the Effective Time, the Company shall take all necessary actions to terminate the Company Stock Fund as an investment option under the Company's 401(k) Plan, in a manner intended to maintain such plan's qualified status under Code section 401(a) and in accordance with the applicable provisions of ERISA.

     Section 5.9    Company Indemnification Provision.

               (a) Merger Sub and Parent agree that all rights to indemnifica-tion and exculpation from liabilities or acts or omissions occurring at or prior to the Effective Time now existing in favor of the present or former directors, officers, employees, fiduciaries and agents of the Company or any of the Company Subsidiaries (collectively, the "Indemnified Parties") as provided in the Company's Certificate of Incorporation or Bylaws or the Certificate or Articles of Incorporation, Bylaws or similar organizational documents of any of the Company Subsidiaries as in effect as of the date thereof or pursuant to the terms of the indemnification agreements or arrangements entered into between the Company or any Company Subsidiary and any of the Indemnified Parties with respect to matters occurring at or prior to the Effective Time set forth in
Section 5.9 of the Company Disclosure Letter (specifically including, without limitation, all transactions contemplated by this Agreement) shall survive the Merger, shall be assumed and performed by Merger Sub, Parent and the Surviving Corporation, and shall continue in full force and effect (without modification or amendment, except as required by applicable law or except to make changes permitted by law that would enlarge the Indemnified Parties' right or indemnification), to the fullest extent and for the maximum term permitted by law, and shall be enforceable by the Indemnified Party against the Company, the Surviving Corporation and Merger Sub. At the Closing, Parent shall expressly and directly assume by written instrument all such obligations.

               (b) In addition to the rights provided in Section 5.9(a) above, in the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including without limitation, any action by or on behalf of any or all security holders of Company, or by or in the right of Company, or any Company Subsidiary, or any claim, action, suit, proceeding or investigation in which any person who is now, or has been, at any time prior to the date hereof, or who becomes prior to the Effective Time, an officer, employee or director of Company (the "Indemnifica-tion Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was an officer, employee or




                                      1-35
director of Company or any of the Company Subsidiaries or any action or omission by such person in his or her capacity as an officer or director, or (ii) this Agreement, the Merger or the Transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time, the Company, the Surviving Corporation and the Parent (collectively referred to as the "Indemnifying Party") shall, from and after the Effective Time, indemnify and hold harmless, as and to the full extent permitted by applicable law, each Indemnification Party against any losses, claims, liabilities, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in accordance herewith in connection with any such threatened or actual claim, action, suit, proceeding or investigation. Any Indemnification Party proposing to assert the right to be indemnified under this
Section 5.9(b) shall, promptly after receipt of notice of commencement of any action against such Indemnification Party in respect of which a claim is to be made under this Section 5.9(b) against the Indemnifying Party, notify the Indemnifying Party of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party except to the extent such failure to notify materially prejudices the Indemnifying Party's ability to defend such claim, action, suit, proceeding or investigation; and provided, further, however, that no Indemnification Party shall be obligated to provide any notification pursuant to this Section 5.9(b) prior to the Effective Time. If any such action is brought against any of the Indemnification Parties, the Indemnifying Party will be entitled to participate in and, to the extent that they elect by delivering written notice to such Indemnification Parties promptly after receiving notice of the commencement of the action from the Indemnifica-tion Parties, to assume the defense of the action and after notice from the Indemnifying Party to the Indemnification Parties of their election to assume the defense, the Indemnifying Party will not be liable to the Indemnification Parties for any legal or other expenses except as provided below. If the Indemnifying Party assumes the defense, the Indemnifying Party shall have the right to settle such action without the consent of the Indemnification Parties; provided, however, that the Indemnifying Party shall be required to obtain such consent (which consent shall not be unreasonably withheld) if the settlement includes any admission of wrongdoing on the part of the Indemnification Parties or any decree or restriction of the Indemnification Parties; provided, further, that no Indemnifying Party, in the defense of any such action shall, except with the consent of the Indemnification Parties (which consent shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnification Parties of a release from all liability with respect to such action. The Indemnification Parties will have the right to employ their own counsel in any such action, but the fees, expenses and other charges of such counsel will be at the expense of such Indemnification Parties unless (i) the employment of counsel by the Indemnification Parties has been authorized in writing by the Indemnifying Party, (ii) the Indemnification Parties have reasonably concluded (based on written advice of counsel to the Indemnification Parties) that there may be legal defenses available to them that are different from or in addition to those available to the Indemnifying Party,
(iii) a conflict or potential conflict exists (based on written advice of counsel to the Indemnification Party) between the Indemnification Parties and the Indemnifying Party (in which case the Indemnifying Party




                                      1-36
will not have the right to direct the defense of such action on behalf of the Indemnification Parties, or (iv) the Indemnifying Party have not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees, disbursements and other charges of counsel will be at the expense of the Indemnifying Party and shall promptly be paid and advanced by each Indemnifying Party as they become due and payable in advance of the final disposition of the claim, action, suit, proceeding or investigation to the fullest extent and in the manner permitted by law. Notwithstanding the fore-going, the Indemnifying Party shall not be obligated to advance any expenses or costs prior to receipt of an undertaking by or on behalf of the Indemnification Party to repay any expenses advanced if it shall ultimately be determined that the Indemnification Party is not entitled to be indemnified against such expense. Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Party (i) shall not be liable for any settlement affected without its prior written consent, and (ii) shall not have any obligation hereunder to any Indemnification Party to the extent that a court or competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable law. In the event of a final and non-appealable determination by a court that any payment of expenses is prohibited by applicable law, the Indemnification Party shall promptly refund to the Indemnifying Party the amount of all such expenses theretofore advanced pursuant hereto.

               (c) Parent, Merger Sub and the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company (provided that Parent, Merger Sub and the Surviving Corporation may substitute therefor policies of at least equivalent coverage containing terms and conditions which are no less advantageous) with respect to matters occurring prior to or at the Effective Time and this Agreement and the matters contemplated herein, provided that in no event shall Parent, Merger Sub or the Surviving Corporation be required to expend to maintain or procure insurance coverage pursuant to this Section 5.9 any amount per annum in excess of 150% of the aggregate premiums paid in 1999 on an annualized basis for such purpose. In the event the payment of such amount for any year is insufficient to maintain such insurance or equivalent coverage cannot otherwise be obtained, the Surviving Corporation shall purchase as much insurance as may be purchased for the amount indicated.

               (d) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties, the Indemnification Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of the Company, Parent, Merger Sub and the Surviving Corporation. Each of the Indemnified Parties and the Indemnification Parties shall be entitled to enforce the covenants contained in this Section 5.9 and the Company, Parent, Merger Sub and the Surviving Corporation acknowledge and agree that each Indemnified Party and Indemnification Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party or such Indemnification Party shall be entitled to injunctive




                                      1-37
relief and specific performance in the event of any breach of any provision in this Section 5.9.

               (e) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or mergers into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each of such case, the successors and assigns of such Person shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnification Person covered hereby.

     Section 5.10   No Solicitation.

               (a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any Company Subsidiaries or any of its or the Company Subsidiaries' directors, officers, employees, investment bankers, attorneys or other agents or representatives, directly or indirectly, to invite, solicit, initiate or encourage any inquiries or the making of any proposal or provide any confidential or non-public information about the Company or the Company Subsidiaries with respect to any merger, acquisition, tender offer, consolidation or other business combination involving the Company (a "Takeover Proposal") or negotiate, explore or otherwise engage in discussions with any person (other than Parent and Merger Sub or their directors, officers, employees, agents and representatives) with respect to any Takeover Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement; provided, however, that if the Board of Directors of the Company determines in good faith, after consultation with and based, among other things, upon advice of its outside counsel and financial advisor, that it is necessary to do so in order to act in a manner consistent with its obligations under applicable law, the Company may, in response to any Superior Proposal (as defined below), which proposal was not solicited by it and which did not otherwise result from a breach of this Section 5.10, and subject to providing prior written notice of its decision to take such action to Parent and Merger Sub and compliance with the other requirements of this Section 5.10,
(i) furnish information with respect to the Company and the Company Subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement no less favorable to the Company than the Confidentiality Agreement (as determined in good faith by the Company based on the advice of its outside counsel); and (ii) participate in discussions or negotiations regarding such Superior Proposal; and provided further that nothing contained in Section 5.10 shall prohibit the Company from, following advance written notice to Parent and Merger Sub delivered promptly following its decision to do so, (i) making and disclosing to the Company's stockholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with regard to any tender or exchange offer; (ii) subject to the restrictions in Section 5.10(b), making any disclosure to the Company's Stockholders which the Board of Directors of the Company determines in its good faith, after consultation with and based, among other things, upon advice of its outside legal counsel




                                      1-38
and financial advisor, that it is necessary to do so in order to act in a manner consistent with its obligations under applicable law; (iii) conducting "due diligence" inquiries (which shall be in writing to the extent reasonably practicable) in response to any Takeover Proposal as the Board of Directors of the Company determines in its good faith judgment, after consultation with and based, among other things, upon the advice of its outside legal counsel to be consistent with its obligations under applicable law.

               (b) Except as expressly permitted by this Agreement, the Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent and Merger Sub, the approval or recommendation by the Board of Directors of the Company of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal, or (iii) cause the Company to enter into any Acquisition Agreement (as defined below). If the Board of Directors of the Company, by a majority vote, determines in its good faith judgment after consultation with and based, among other things, upon the advice of its outside legal counsel, that it is required to do so in order to comply with its duties to shareholders under applicable law, the Board of Directors of the Company may withdraw its recommendation of the transactions contemplated hereby or approve or recommend a Superior Proposal, but in each case only (i) after providing written notice to Parent and Merger Sub (a "Notice of Superior Proposal") advising Parent and Merger Sub that the Board of directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (ii) if Parent and Merger Sub do not, within five (5) business days of receipt by Parent and Merger Sub of the Notice of Superior Proposal, make a binding, written offer that the Board of Directors of the Company by a majority vote determines in its good faith judgment (after receipt of advice of Deutsche Banc Alex. Brown or another financial advisor of nationally recognized reputation selected by the Board of Directors of the Company consistent with such determination) to be at least as favorable, from a financial point of view, to the Company's stockholders as such Superior Proposal.

               (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.10, the Company shall promptly advise Parent and Merger Sub orally and in writing within one business day of any request for information or any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal (and any amendments or proposed amendments thereto) and the identity of the person making such request or Takeover Proposal.

               (d)  For purposes of this Agreement:

                    (i) "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company's stockholders consisting of cash and/or securities, all or substantially all of the shares of the Company's capital stock then outstanding or all or substantially all the assets




                                      1-39
     of the Company, on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being obtained by such third party.

                   (ii) "Acquisition Agreement" means any letter of intent, agreement in principle, acquisition agreement, merger agreement or other similar agreement, contract or commitment related to any Takeover Proposal.

     Section 5.11 Additional Matters. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable efforts to obtain all necessary waivers, consents and approvals in connection with the governmental requirements and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent, Merger Sub and the Company shall take all such necessary action. Notwithstanding the foregoing, nothing in this Agreement shall require, or be construed to require, Parent, Merger Sub or the Company, in connection with the receipt of any regulatory approval, to proffer to, or agree to (i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses or interest in any assets or businesses of Parent, Merger Sub, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by Parent, Merger Sub or the Company, as the case may be, of any of its assets or businesses) or
(ii) agree to any conditions relating to, or changes or restriction in, the operations of any such asset or business which, in either case, could reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect or to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by this Agreement.

     Section 5.12 Offer to Repurchase Certain Shares. On or prior to September 1, 2000, the Company shall offer to purchase from the Company Principal, for cash, shares of Common Stock having a value of $2,000,000 (rounded up to the nearest whole number of shares) with the price determined according to the average closing price for the prior ten (10) trading days.




                                      1-40

                                   ARTICLE VI

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

               (a) any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of this transaction, which action shall have not been withdrawn or terminated;

               (b) no statute, rule, regulation, executive order, decree, ruling or preliminary or permanent injunction shall have been enacted, entered, promulgated or enforced by any federal or state court or Governmental Entity which prohibits, restrains, enjoins or restricts the consummation of the Merger;

               (c) this Agreement and consummation of the Merger shall have been duly approved and adopted by the holders of outstanding Common Stock by the Requisite Company Vote; and

               (d) no court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order, injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby or that, individually or in the aggregate with all other such Laws, orders, injunctions or decrees, could reasonably be expected to result in a Parent Material Adverse Effect or a Company Material Adverse Effect, and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Law, order, injunction or decree; provided, however, that the provisions of this Section 6.1(d) shall not apply to any party that has directly or indirectly solicited or encouraged any such Action.

     Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction (or waiver by the Company, in its discretion) at or prior to the Effective Time of the following additional conditions:

               (a) each of Parent and Merger Sub shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; the representations and warranties of each of Parent and Merger Sub contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time except as




                                      1-41
contemplated by the Parent Disclosure Letter or this Agreement; and the Company shall have received a certificate of the President, an Executive Vice President, a Senior Vice President or the Chief Financial Officer of Merger Sub as to the satisfaction of this condition; and

               (b) each of Parent and Merger Sub shall have obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in connection with the Merger and the transactions contemplated by this Agreement, except for those which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to result in a Parent Material Adverse Effect.

     Section 6.3 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or waiver by the Parent and Merger Sub in their discretion) at or prior to the Effective Time of the following additional conditions:

               (a) the Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time; and the representations and warranties of the Company contained in this Agreement which are qualified with respect to materiality shall be true and correct in all respects, and such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time, except as contemplated by the Company Disclosure Letter or this Agreement; and Parent and Merger Sub shall have received a Certificate of the Chief Executive Officer, the President, an Executive Vice President, Senior Vice President or the Chief Financial Officer of the Company as to the satisfaction of this condition;

               (b) the aggregate number of Shares of the Company on the Effective Time of the Merger, the holders of which have delivered notice of their exercise (or intent to exercise) appraisal rights in accordance with the provisions of Section 262 of Delaware Corporate Law, shall not exceed 5% of the Shares outstanding as of the record date for the Company Stockholder Meeting;

               (c) the Company Voting Agreement and the Proxy shall be in full force and effect and the Company Principal shall have performed in all material respects all obligations required to be performed by it under the Company Voting Agreement and the Proxy prior to the Closing Date; and

               (d) Parent and Merger Sub shall have obtained the debt financing necessary to consummate the Merger, to pay off all fees and expenses in connection therewith, to refinance existing indebtedness of the Company and Parent and to provide working capital for the Surviving Corporation pursuant to the Debt Financing Commitments or other substantially equivalent financing reasonably acceptable to Parent.




                                      1-42

               (e) the Company shall have obtained the consent, approval or waiver of each person whose consent, approval or waiver shall be required in connection with the Merger and the transactions contemplated by this Agreement, except for those which the failure to obtain such consent, approval or waiver, individually or in the aggregate, could not reasonably be expected to result in a Company Material Adverse Effect.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

               (a) By mutual written consent of Parent, Merger Sub and the Company duly authorized by their respective boards of directors;

               (b) By any of Parent, Merger Sub or the Company, if the Effective Time shall not have occurred on or before the earlier of (i) November 30, 2000 or (ii) the sixtieth (60th) day after the Company Stockholders Meeting, or such later date as may be agreed upon in writing by the parties hereto, by either Parent, Merger Sub or the Company; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

               (c) By any of Parent, Merger Sub or the Company, if any order, injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and non-appealable.

               (d) By Parent or Merger Sub, if (i) the Board of Directors of the Company withdraws, modifies or changes its approval or recommendation of the Agreement in a manner adverse to Parent or Merger Sub or shall have resolved to do so, (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company a Takeover Proposal from a person other than Merger Sub and/or Parent or shall have resolved to do so, or (iii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders) or (iv) the Company fails to promptly mail the Proxy Statement to the stockholders after receiving SEC approval;




                                      1-43

               (e) By any of Parent, Merger Sub or the Company if this Agreement shall fail to receive the Requisite Company Vote for adoption at the Company Stockholders Meeting or any adjournment or postponement thereof;

               (f) By any of Parent, Merger Sub or the Company if one or more of the sources of Financing pursuant to the Financing Letters terminate or purport to terminate such Financing Letters or otherwise give notice that they do not intend to provide such Financing and Merger Sub and Parent are unable to obtain replacement Financing within twenty-one (21) days thereafter from sources and on terms and conditions reasonably acceptable to the Board of Directors of the Company and to Parent and Merger Sub.

               (g) By Parent or Merger Sub, upon a material breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in either of Section 6.3(a) or Section 6.3(e) would not be satisfied (a "Terminating Company Breach"), provided, however, that if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts and for so long as the Company continues to exercise such reasonable best efforts, Parent and Merger Sub may not terminate this Agreement under this Section 7.1(g);

               (h) By the Company, upon a material breach of any material representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that the conditions set forth in either of Section 6.2(a)or Section 6.2(b) would not be satisfied (a "Terminating Parent Sub Breach"); provided, however, that, if such Terminating Parent Sub Breach is curable by Parent or Merger Sub, as the case may be, through its reasonable best efforts and for so long as Parent or Merger Sub, as the case may be, continues to exercise such reasonable best efforts, the Company may not terminate this Agreement under this Section 7.1(h); or

               (i) By the Company, pursuant to Section 5.10(b) hereof, if the Board of Directors of the Company, by a majority vote, determines in its good faith judgment after consultation with and based, among other things, upon the advice of its outside legal counsel, it is required to terminate in order to comply with its duties to shareholders under applicable laws; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(i) until the five business days notice to Parent and Merger Sub of the Superior Proposal pursuant to Section 5.10(b) shall have elapsed; provided, further, however, that such termination under this Section 7.1(i) shall not be effective until the Company has made payment to Parent of the Termination Fee pursuant to Section 7.5(a).

     Section 7.2 Effect of Termination. Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective Representatives, and all rights and




                                      1-44
obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Section 7.5(a) and Section 7.5(c); provided, however, that nothing in this Agreement shall relieve any party from liability for the breach of any of its representations and warranties or any of its covenants or agreements set forth in this Agreement.

     Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each share of Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained in this Agreement. Any such waiver of a condition, or any determination that such a condition has been satisfied, will be effective only if made in writing by the Company, Parent or Merger Sub, as the case may be, and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     Section 7.5    Termination Fee and Expenses.

               (a) The Company agrees that, if, (i) the Company shall terminate this Agreement pursuant to Section 7.1(i), (ii) the Parent or Merger Sub shall terminate this Agreement pursuant to Section 7.1(d), or (iii) (A) Parent or Merger Sub shall terminate this Agreement pursuant to Section 7.1(e) due to failure to obtain the Requisite Company Vote for adoption at the Company Stockholders Meeting and (B) at the time of such failure, any person shall have made a public announcement or otherwise communicated to the Company and its Stockholders with respect to a Takeover Proposal with respect to the Company, then in accordance with Section 7.5(b), after such termination, or in the case of clause (iii), after the consummation of such Takeover Proposal, the Company shall pay to Parent a termination fee in the amount of $7,200,000 (such fee, the "Termination Fee").

               (b) Any payment required to be made pursuant to Section 7.5(a) shall be made to Parent by the Company not later than two business days after delivery to the Company by Parent of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by Parent.

               (c) Except as set forth in this Section 7.5(c), all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 8.5. For purposes of this Agreement, "Expenses"




                                      1-45
consist of all out-of-pocket expenses (including all fees, commitment fees and expenses of counsel, accountants, commercial and investment bankers, lenders, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf to the extent directly related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicita-tion of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby up to a maximum of $1,500,000. The Company agrees that it shall pay to Merger Sub an amount equal to Parent's and Merger Sub's documented Expenses directly related to this Agreement and the transactions contemplated hereby if Parent and Merger Sub terminate this Agreement pursuant to Section 7.1(g) provided that Company shall have no such obligation if the Company was entitled to terminate this Agreement pursuant to
Section 7.1(f) (unless the event giving rise to the Company's right to terminate under Section 7.1(f) was caused by a breach by the Company referred to in
Section 7.1(g))or Section 7.1(h). Parent and Merger Sub agree that Parent and Merger Sub shall pay to the Company an amount equal to the Company's documented Expenses directly related to this Agreement and the transactions contemplated hereby if the Company terminates this Agreement pursuant to Section 7.1(h), provided the Parent and Merger Sub shall have no such obligation if Parent and Merger Sub were entitled to terminate this Agreement pursuant to Section 7.1(g).

               (d) The Company acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Fee, and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent and Merger Sub their Expenses in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Fleet National Bank in effect on the date such payment was required to be made.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     Section 8.1    Certain Definitions.

     For purposes of this Agreement:

               (a) The term "affiliate," as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.




                                      1-46

               (b) The term "business day" means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

               (c) The term "including" means, unless the context clearly requires otherwise, including but not limited to the things or matters named or listed after that term.

               (d) The term "knowledge," as applied to the Company, Parent or Merger Sub, means the knowledge of the executive officers of the Company, Parent or Merger Sub, as the case may be.

               (e) The term "person" shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associa-tions, joint ventures, Governmental Entities and other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

               (f) The term "subsidiary" or "subsidiaries" means, with respect to any person, any entity of which such person, (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

     Section 8.2 Survival of Representations, Warranties and Agreements. No representations or warranties in this Agreement or any certificate, instrument or other writing delivered pursuant to this Agreement shall survive beyond the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplate performance after the Effective Time. Without limiting the generality of the foregoing, Sections 5.8 and 5.9 shall specifically survive the Merger and the Effective Time.

     Section 8.3 Notices. All notices, claims, demands and other communica-tions hereunder shall be in writing and shall be deemed given upon (a) confirma-tion of receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by registered or certified mail (postage prepaid, return receipt requested), addressed to the respective parties at the following addresses (or such other address for a party as shall be specified by like notice):




                                      1-47

               (a)  If to Parent and Merger Sub, to:

                    Wilmar Industries, Inc.
                    303 Harper Drive
                    Moorestown, NJ 08057
                    Facsimile: (856) 533-3104
                    Attention: William S. Green

                    with copies to:

                    Parthenon Capital
                    200 State Street, 11th Floor
                    Boston, MA 02109
                    Facsimile: (617) 478-7010
                    Attention: Drew Sawyer

                    Paul, Weiss, Rifkind, Wharton & Garrison
                    1285 Avenue of the Americas
                    New York, NY 10019-6064
                    Facsimile:  (212) 373-2744
                    Attention: Mark Underberg, Esq.

               (b)  If to the Company, to:

                    Barnett, Inc.
                    801 West Bay Street
                    Jacksonville, FL 32204
                    Facsimile: (904) 384-3618
                    Attention: William R. Pray

                    with a copy to:

                    Foley & Lardner
                    Attn:    Charles V. Hedrick
                             Gardner F. Davis
                    Post Office Box 240
                    200 Laura Street
                    Jacksonville, FL 32201-0240
                    Facsimile:  (904) 359-8700

     Section 8.4    Amendments; No Waivers.

               (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment by the Company, Parent and Merger Sub or in the case of a




                                      1-48
waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of the Company, there shall be no amendment that by law requires further approval by the stockholders of the Company without the further approval of such stockholders.

               (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     Section 8.5 Expenses. Except as provided in Section 5.3 and Section 7.5(c), all Expenses incurred in connection with this Agreement shall be paid by the party incurring such Expenses.

     Section 8.6 Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such Taxes) ("Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be paid by either Parent and Merger Sub or the Surviving Corporation, and the Company shall cooperate with Parent and Merger Sub in preparing, executing and filing any returns with respect to such Transfer Taxes.

     Section 8.7 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent and Merger Sub may assign this Agreement to their respective lending banks.

     Section 8.8 Governing Law and Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement and by those documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of




                                      1-49
process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

               (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8.

     Section 8.9 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     Section 8.10 Severability. If any term or other provision of this Agree-ment is invalid, illegal or incapable of being enforced by any law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 8.11 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.




                                      1-50

     Section 8.12 Entire Agreement; No Third Party Beneficiaries. This Agree-ment (including any exhibits and annexes to this Agreement), (i) constitutes the entire agreement, and supersedes all prior agreements, representations and warranties, and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (ii) except for the provisions of Article II and Sections 5.8 and 5.9, is not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect.







                                      1-51

         IN WITNESS WHEREOF, each of Parent, Merger Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunder to duly authorized, all as of the date first above written.

                                       WILMAR INDUSTRIES, INC.


                                       By: /s/ Michael J. Grebe
                                          --------------------------------------
                                           Name:    Michael J. Grebe
                                           Title:   President



                                       BW ACQUISITION, INC.


                                       By: /s/ W. Sanford
                                           -------------------------------------
                                           Name:    W. Sanford
                                           Title:   Vice President



                                       BARNETT, INC.


                                       By: /s/ W. Pray
                                           -------------------------------------
                                           Name:    W. Pray
                                           Title:   C.E.O.





                                      1-52

                                                                      Appendix 2

                                FAIRNESS OPINION





July 10, 2000


Board of Directors
Barnett Inc.
3333 Lenox Avenue
Jacksonville, Florida 32254

Gentlemen:

Deutsche Bank Securities Inc. ("Deutsche Bank") has acted as financial advisor to Barnett Inc. ("the Company") in connection with the proposed acquisition of the Company by Wilmar Industries, Inc. ("Wilmar") through the merger of the Company and BW Acquisition, Inc. ("Merger Sub"), a wholly-owned subsidiary of Wilmar, pursuant to the Agreement and Plan of Merger, dated as of July 10, 2000, among the Company, Wilmar and Merger Sub (the "Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Transaction"), as a result of which the Company will become a wholly owned subsidiary of Wilmar. As set forth more fully in the Agreement, as a result of the Transaction, each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock"), other than shares owned directly or indirectly by the Company, Wilmar or Merger Sub and shares as to which dissenters' rights have been perfected, will be converted into the right to receive an amount in cash equal to $13.15, without interest (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested Deutsche Bank's opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration.

In connection with Deutsche Bank's role as financial advisor to the Company, and in arriving at its opinion, Deutsche Bank has reviewed certain publicly available financial and other information concerning the Company and certain internal analyses and other information furnished to it by the Company. Deutsche Bank has also held discussions with members of the senior management of the Company regarding the business and prospects of the Company. In addition, Deutsche Bank has (i) reviewed the reported prices and trading activity for Company Common Stock, (ii) compared certain financial and stock market information for the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

Deutsche Bank has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has assumed and relied upon the accuracy and completeness of all such information and Deutsche Bank has not conducted a physical inspection of any of the properties or assets, and has not prepared or




                                      2-1

Barnett Inc.
July 10, 2000
Page 2


obtained any independent evaluation or appraisal of any of the assets or liabilities, of the Company. With respect to the financial forecasts and projections made available to Deutsche Bank and used in its analyses, Deutsche Bank has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company, as to the matters covered thereby. In rendering its opinion, Deutsche Bank expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. Deutsche Bank's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

For purposes of rendering its opinion, Deutsche Bank has assumed that, in all respects material to its analysis, the representations and warranties of the Company contained in the Agreement are true and correct.

This opinion is addressed to, and for the use and benefit of, the Board of Directors of the Company and is not a recommendation to the stockholders of the Company to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration, and Deutsche Bank expresses no opinion as to the merits of the underlying decision by the Company to engage in the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to the Company in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction and a portion of which is payable upon delivery of this opinion. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking and other financial services to the Company for which it has received customary compensation, including serving as co-manager for the Company's initial public offering of its common stock in 1996 and for a subsequent offering of the Company's Common Stock in 1997. One or more members of the DB Group have, from time to time, provided investment banking and other financial services to Wilmar for which it has received customary compensation, including serving as lead-manager for Wilmar's initial public offering of its common stock in 1996 and for a subsequent offering of Wilmar's common stock later that same year. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of the Company and Wilmar for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is Deutsche Bank's opinion as investment bankers that the Consideration is fair, from a financial point of view, to the holders of Company Common Stock.


                                       Very truly yours,


                                       DEUTSCHE BANK SECURITIES INC.





                                      2-2

                                                                      Appendix 3

                           DISSENTERS' RIGHTS STATUTE


               Section 262 of the Delaware General Corporation Law


Section. 262. Appraisal rights.

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to ss. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to ss. 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258,
Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either
(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of ss. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

               a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

               b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

               c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or




                                      3-1

               d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under ss. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation




                                      3-2
notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolida-tion, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stock-holders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the




                                      3-3
pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.




                                      3-4

                                Preliminary Copy


PROXY                            BARNETT INC.                              PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

           SPECIAL MEETING OF STOCKHOLDERS - ___________________, 2000

     The undersigned, having received the notice of the special meeting and accompanying proxy statement, appoints each of Melvin Waxman and William R. Pray, each with the power to appoint his substitute, as proxies of the undersigned, and hereby authorizes them to represent and to vote all the shares of Common Stock of Barnett Inc. held of record by the undersigned on ________________, 2000, at the special meeting of stockholders of Barnett Inc. to be held on _______________, 2000.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         Please date, sign and mail your
                      proxy card back as soon as possible!

                         Special Meeting of Stockholders
                                  BARNETT INC.


                              _______________, 2000



                 Please Detach and Mail in the Envelope Provided

|X|      Please mark
         your vote as
         in this example.

         Proposal: Approval of the merger agreement dated July 10, 2000 among Barnett Inc., Wilmar Industries, Inc. and BW Acquisition, Inc., and the transactions contemplated thereby.


         |_| FOR           |_| AGAINST             |_| ABSTAIN

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE MERGER.

    Should any other matters requiring a vote of the stockholders arise, including matters incident to the conduct of the meeting, the above named proxies are authorized to vote the same in accordance with best judgment in the interest of Barnett. The Board of Directors is not aware of any matter which is to be presented for action at the meeting other than the matters set forth herein.


__________________________  ___________________________  DATED _________________
SIGNATURE OF STOCKHOLDER      SIGNATURE IF HELD JOINTLY

NOTE: Please sign exactly as name or names appear hereon. If the shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please put full title under signature.